Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION,

STANDARD CAR TRUCK COMPANY

and

ROBCLIF, INC.

Dated September 12, 2008

(continued)

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated this 12th day of September, 2008, is by and among Westinghouse Air Brake Technologies Corporation, a Delaware corporation (“Buyer”), Standard Car Truck Company, a Delaware corporation (the “Company”), and Robclif, Inc., a Delaware corporation (“Seller”). Buyer, the Company and Seller may be referred to in this Agreement individually as a “Party” or collectively as “Parties.” Capitalized terms used herein shall have the meanings set forth in Article I unless otherwise defined herein.

WHEREAS, the Company owns 100% of the Durox Shares and the Company desires to sell to RFPC Holding Corp., a Delaware corporation and Subsidiary of Buyer (“RFPC”), and RFPC desires to purchase from the Company, all, but not less than all, of the Durox Shares upon the terms and subject to the conditions set forth in this Agreement. As a result of the transactions contemplated hereby, RFPC will acquire all of the Durox Shares, and Seller, as the parent of the Company, will receive the consideration described in Article II of this Agreement; and

WHEREAS, Seller owns 100% of the Shares and Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all, but not less than all, of the Shares upon the terms and subject to the conditions set forth in this Agreement. As a result of the transactions contemplated hereby, Buyer will acquire all of the Shares, and Seller will receive the consideration described in Article II of this Agreement.

NOW, THEREFORE, in consideration of the premises, promises and covenants set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

“Agreement” means this Stock Purchase Agreement, including all Exhibits, Schedules, the Disclosure Letter and the Buyer Disclosure Letter, as each may be amended, modified or supplemented from time to time in accordance with its terms or this Agreement.

“Allocation” has the meaning set forth in Section 2.4.

“Anchor Obligations” has the meaning set forth in Section 7.10.

“Ancillary Agreements” has the meaning set forth in Section 13.13.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by any Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asbestos Claims” means (a) any claims against the Company or any SCT Subsidiary arising out of or relating to the use, sale, distribution or handling of asbestos or any asbestos containing product prior to the Closing Date by the Company, any SCT Subsidiary, any of their Affiliates or any of their predecessors or successors (including products liability claims or premises liability claims) and (b) any claims described on Exhibit I.

“Asbestos Loss” means cash paid by the Company, any SCT Subsidiary or Buying Parties to an unaffiliated third party of Buying Parties with respect to an Asbestos Claim and the reasonable out-of-pocket costs, fees and expenses incurred in defending such Asbestos Claim.

“Asbestos Protocol” means the Company’s and the SCT Subsidiaries’ historical practice, as of the Closing Date, of managing, communicating and reporting the Asbestos Claims as set forth on Exhibit F.

“Benefit Plans” means all material employee benefit plans (as defined in Section 3.3 of ERISA), pension, retirement savings, stock purchase, stock option, welfare, severance, employment, change-in-control, vacation, fringe benefit, collective bargaining, bonus, incentive and deferred compensation plans and agreements maintained on or before the Closing Date by the Company or any of the SCT Subsidiaries or to which on or before the Closing Date the Company or any of the SCT Subsidiaries contributes or is a party or is bound or under which it may have liability.

“Books and Records” has the meaning set forth in Section 7.4(b).

“Brake Shoe Business” means the business conducted by Anchor Brake Shoe Company, including the sintered brake shoe business.

“Business” means the business of designing, manufacturing, distributing, marketing and selling railway-related components, parts and products to the railroad freight car and locomotive markets as conducted by the Company and the SCT Subsidiaries on the date hereof, other than the Brake Shoe Business.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Disclosure Letter” means the letter delivered by the Buying Parties to Seller in a letter executed by the Buying Parties dated the date hereof.

“Buyer Indemnitees” has the meaning set forth in Section 10.1(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of any of the Buying Parties to consummate the Transactions and perform all of their obligations hereunder.

“Buying Parties” means the Buyer, RFPC and the Designated Buyer, if any.

“Cash” means all cash and cash equivalents of the Company and SCT Subsidiaries.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” means $300,000,000 less (i) the Preliminary Net Funded Debt, (ii) the Preliminary Customer Deposits and (iii) the Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company’s Auditors” means Grant Thornton LLP.

“Confidentiality Letter” means the letter agreement dated April 4, 2008 between the Company and Buyer.

“Contract” means any contract or other legally binding agreement, whether written or oral.

“Customer Deposits” means the cash deposit by Companhia Vale Do Rio Doce.

“Deemed Asset Sale” has the meaning set forth in Section 2.4.

“Designated Buyer” shall be a 100% wholly-owned Subsidiary of Buyer designated by Buyer to purchase the Shares by Buyer providing prior written notice to Seller at least ten (10) Business Days prior to the Closing Date.

“Designated Claims” means the claims specifically described on Exhibit D attached hereto.

“Disclosed Contracts” has the meaning set forth in Section 4.10(a).

“Designated Environmental Conditions” means the conditions specifically described on Exhibit E attached hereto.

“Designated Environmental Conditions Protocol” means the Company’s and the SCT Subsidiaries’ historical practice, as of the Closing Date, of managing communicating and reporting the Designated Environmental Conditions as set forth on Exhibit G.

“Designated Environmental Losses” means cash paid by the Buying Parties after the Closing Date as a result of any Third Party Claim with respect to any Designated Environmental Conditions.

“Designated Losses” means cash paid by the Company, any SCT Subsidiary or Buying Parties to an unaffiliated third party of Buying Parties with respect to a Designated Claim and the reasonable out-of-pocket costs, fees and expenses incurred in defending such Designated Claim.

“Disclosure Letter” means the letter delivered by Seller to the Buying Parties dated the date hereof.

“Dispute Notice” has the meaning set forth in Section 3.3.

“Divestiture” means the sale of Anchor Brake Shoe Company and the Brake Shoe Business.

“Divestiture Adjustment” means the adjustment to the Purchase Price, if any, as set forth on Exhibit C attached hereto.

“Durox” means Durox Company, an Ohio corporation and a wholly-owned Subsidiary of the Company.

“Durox Shares” means all of the issued and outstanding shares of capital stock of Durox.

“Employees” has the meaning set forth in Section 4.15(a)

“Environmental Law” means all federal, state and local statutes and regulations having the force of law and as in force on the date of this Agreement and concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, investigation, remediation, remedial action, or cleanup of any Hazardous Substances.

“Environmental Work” has the meaning set forth in Section 10.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Escrow Agent” means Manufacturers and Traders Trust Company, a New York commercial bank with trust powers.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Attachment I.

“Escrow Amount” means an amount equal to Twenty-Five Million Dollars ($25,000,000).

“Escrow Fund” has the meaning set forth in Section 10.10(a).

“Exchange Rate” means the applicable exchange rate for converting the relevant foreign currency into U.S. currency that was used to calculate the Preliminary Working Capital.

“Executive Incentive Plan” means the Standard Car Truck Company and Affiliates Executive Incentive Compensation Plan, as amended and restated effective as of January 1, 2005.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Final Closing Balance Sheet” has the meaning set forth in Section 3.2.

“Final Distribution Date” has the meaning set forth in Section 10.10(b)(iii).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“First Distribution Date” has the meaning set forth in Section 10.10(b)(i).

“Funded Debt” means all interest rate swap agreements and debt for borrowed money of the Company and the SCT Subsidiaries owed to any bank or other financial institution as of the Closing Date, excluding trade accounts payable of the Company and the SCT Subsidiaries.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Hazardous Substances” means any chemical, material or substance whether solid, liquid or gaseous, designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance by any applicable Environmental Law, including any petroleum, petroleum products or other hydrocarbon products, by-products, derivatives, additives or fractions (including used or spent products), asbestos or asbestos containing materials, polychlorinated biphenyls, or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Indemnitees” has the meaning set forth in Section 10.1(c).

“Independent Auditor” has the meaning set forth in Section 3.3.

“Intellectual Property” means any of the following intellectual property: (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including Trade Secrets and (e) registrations and applications for registration of the foregoing.

“Interim Loss” means cash paid at any time by or on behalf of any Buyer Indemnitee to an unaffiliated third party of any Buyer Indemnitee and the reasonable out-of-pocket costs, fees and expenses incurred in defending any related Third Party Claim.

“Knowledge”, when used to qualify any representation or warranty, means that such Party has no actual knowledge after reasonable inquiry that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “actual knowledge” of the Company shall mean the actual present awareness, upon reasonable inquiry, of Rick Mathes, Dan Schroeder, Mark Pace, David Watson and Mickey Korzeniowski and the “actual knowledge” of a Buying Party for purposes of Article VI and Section 7.2(e) shall mean the actual present awareness, upon reasonable inquiry, of Mark Cox, David M. Seitz and Pat Dugan.

“Law” means any foreign, federal, state or local law, statute, ordinance, regulation, rule, constitution, code, order or treaty of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.9(b).

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Liens” mean all liens, charges, security interests, pledges, mortgages or other material encumbrances (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).

“Loss” means any liability, expense (including reasonable attorney’s fees), loss, damage, or obligation, including Asbestos Losses, Interim Losses, Designated Environmental Losses and Designated Losses.

“Management” means the members of management of the Company who are entitled to receive payments under the Management Incentive Program.

“Management Escrow Amount” means that portion of the Escrow Amount to be contributed by Management, which amount will be provided to Buyer three (3) days prior to the Closing.

“Management Incentive Compensation Program” means the Standard Car Truck Company Senior Management Incentive Compensation Program dated October 24, 2006.

“Management Incentive Payment” means the aggregate amount to be paid to Management pursuant to the Management Incentive Compensation Program less the Management Escrow Amount.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations or financial condition of the Company and the SCT Subsidiaries taken as a whole, after taking into effect any insurance recoveries; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any failure by the Company and the SCT Subsidiaries to meet internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (ii) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the securities, financial capital or credit markets in the United States or elsewhere or the industries in which the Company and the SCT Subsidiaries operate, (iii) general economic, financial or securities market conditions in the United States or elsewhere, (iv) the execution, delivery or announcement of this Agreement or the announcement or pendency of the Transactions (including any cancellations of or delays in customer orders, any reductions in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (v) changes in GAAP or legal requirements applicable to the Company and the SCT Subsidiaries, (vi) changes in Laws or interpretations thereof by a Governmental Authority, (vii) changes, effects or events caused by or resulting from the taking of any action required by this Agreement or approved by Buyer, (viii) any actions required to be taken under this Agreement to obtain any approval or authorization under any Antitrust Laws for the consummation of the Transactions, (ix) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, any outbreak or material escalation of hostilities in which the United States is involved or the occurrence of any military or any terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or directed against United States’ facilities or citizens wherever located or (x) as described on Exhibit H; or (b) the ability of the Company or Seller to consummate the Transactions.

“Maximum Amount” has the meaning set forth in Section 10.1(b)(ii).

“Media” has the meaning set forth in Section 10.7(a).

“Minimum Amount” has the meaning set forth in Section 10.1(b)(i).

“Multiple Employer Plan” has the meaning set forth in Section 4.15(a).

“Net Funded Debt” means the amount equal to the Funded Debt less Cash, in each case as of the Closing Date.

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permits” means licenses, permits or franchises issued by any Governmental Authority and other certificates, authorizations and approvals of any Governmental Authority.

“Permitted Liens” means all (a) Liens set forth on Section 1.1 of the Disclosure Letter; (b) Liens disclosed in the Financial Statements; (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings described on Section 4.13(d) of the Disclosure Letter; (d) materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business; (e) Liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (f) with respect to any parcel of the Real Property: (i) easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (ii) any conditions that may be shown by a current survey or physical inspection of the Real Property and (iii) zoning, building and other similar restrictions, so long as none of (i), (ii) or (iii) prevent the use of such Real Property substantially as currently used.

“Permitted Transactions” has the meaning set forth in Section 7.1.

“Person” means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Post-Signing Supplemental Information” has the meaning set forth in Section 7.6(a).

“Post-Signing Supplemental Information Losses” has the meaning set forth in Section 7.6(c).

“Pre-Signing Supplemental Information” has the meaning set forth in Section 7.6(a).

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 3.1.

“Preliminary Customer Deposits” means the good faith estimate of Customer Deposits as of the Closing Date as determined in accordance with Article III.

“Preliminary Net Funded Debt” means the good faith estimate of the Net Funded Debt as of the Closing Date as determined in accordance with Article III.

“Proceeding” means any action, arbitration, litigation, suit or formal investigation (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Product” has the meaning set forth in Section 4.23(a).

“Proper Courts” has the meaning set forth in Section 13.8.

“Purchase Price” has the meaning set forth in Section 2.2.

“QSub Election” has the meaning set forth in Section 4.13(f).

“Qualified Claims” has the meaning set forth in Section 10.1(b)(i).

“Real Property” has the meaning set forth in Section 4.9(d).

“Recalls” has the meaning set forth in Section 4.23(a).

“Release” means any spilling, leaking, emitting, discharging, disposing, injecting, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

“Restrictions” means any transfer restrictions, proxies, voting agreements, agreements to sell or purchase and similar restrictions (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).

“RFPC” has the meaning set forth in the recitals of this Agreement.

“S Corporation Parent” has the meaning set forth in Section 4.13(f).

“S Election” has the meaning set forth in Section 4.13(f).

“SCT Subsidiary” or SCT Subsidiaries” means any or all Standard Research and Design Corporation, SanCasT, Inc., Durox Company, Standard Car Truck-Asia, Inc., Barber Truck International, Inc., Standard Car Truck of Canada, Inc., SCT Europe Ltd., SCT Technology, LLC, Barber Tian Rui Railway Supply, LLC and Barber Brake Beam LLC.

“Second Distribution Date” has the meaning set forth in Section 10.10(b)(ii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 10.1(c).

“Seller Representative” shall mean H.S. Russell, or such other person as designated, from time to time, by Seller in writing to Buyer.

“Shares” means all of the issued and outstanding shares of capital stock of the Company.

“Sherman Act” means the Sherman Act of 1890, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Straddle Period” has the meaning set forth in Section 7.8(b).

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 25% or more of the stock or other equity or ownership interests.

“Taxes” means any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes (as they relate to the Business).

“Termination Date” means December 31, 2008; provided, however, that the Parties may, by mutual agreement, extend such date if the Closing has not occurred due to the condition set forth in Section 8.3(b) not being fulfilled.

“Third Party Claim” has the meaning set forth in Section 10.4.

“Trade Secrets” means all secret, proprietary or confidential information of the Company or any SCT Subsidiary, including any and all information not generally known to, or ascertainable by, Persons not employed by the Company or any SCT Subsidiary, the disclosure or knowledge of which would permit those Persons to derive actual material economic value therefrom or to cause material economic or material financial harm to the Company or any SCT Subsidiary.

“Transactions” means the transactions contemplated by this Agreement.

“Working Capital” has the meaning set forth in Section 3.2. Any amounts which are to be included in any calculation of Working Capital which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the Exchange Rate.

ARTICLE II

TRANSACTIONS; PURCHASE PRICE

2.1 Sale of Shares and Durox Shares. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, at the Closing and as of the Closing Date:

(a) The Company shall sell, convey, assign and transfer to RFPC, and RFPC shall purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to all of the Durox Shares free and clear of any Liens; and

(b) Immediately after the transfer of the Durox Shares to RFPC pursuant to Section 2.1(a) above, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to all of the Shares free and clear of any Liens.

2.2 Purchase Price. The aggregate purchase price for the Durox Shares and the Shares shall be $300,000,000 less (a) Net Funded Debt and (b) Customer Deposits, subject to adjustment pursuant to Article III below (the “Purchase Price”); provided, however, that the Purchase Price shall be adjusted by the Divestiture Adjustment, if any.

2.3 Payment of Closing Payment and Escrow Amount. At the Closing, Buyer shall (a) pay to Seller in immediately available U.S. federal funds the Closing Payment and (b) deposit with Escrow Agent in immediately available U.S. federal funds the Escrow Amount pursuant to the Escrow Agreement.

2.4 Tax Treatment of Sale of Shares and the Durox Shares. Pursuant to Treasury Regulation Section 1.1361-5(b), the Parties shall treat the purchase and sale of the Shares and the purchase and sale of the Durox Shares hereunder for U.S. federal income tax purposes (and, where applicable, for state and local income tax purposes), as a sale of the assets of the Company and each of the SCT Subsidiaries for which a QSub election has been made by Seller to Buyer in exchange for the Purchase Price plus the amount of liabilities as of the Closing Date of the Company and the SCT Subsidiaries for which a QSub election has been made (the “Deemed Asset Sale”). Any amounts received by Seller for the purchase and sale of the Durox Shares shall be deemed received by the Company and distributed by the Company to Seller immediately prior to the Buyer’s purchase and sale of the Shares. Consistent with such treatment, Seller will include any income, gain, loss, deduction or other Tax item resulting from the Deemed Asset Sale on its Tax Returns in accordance with applicable Law.

2.5 Allocation of Purchase Price. The Purchase Price (as adjusted pursuant to Article III) plus the amount of liabilities as of the Closing Date of the Company and each of the SCT Subsidiaries for which a QSub election has been made shall be allocated among the assets pursuant to the methodology set forth on the attached Exhibit A (the “Allocation”). Buyer and Seller shall prepare all relevant Tax Returns in a manner consistent with the Allocation and shall cooperate with each other in the preparation thereof. At least five (5) Business Days prior to the Closing, the Parties shall submit a mutually acceptable Allocation of the Purchase Price, which Allocation will not be changed without both Parties’ written consent.

ARTICLE III

ADJUSTMENTS TO PURCHASE PRICE

3.1 Pre-Closing Calculation. Three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a consolidated balance sheet of the Company and the SCT Subsidiaries (the “Preliminary Closing Balance Sheet”) setting forth the Preliminary Net Funded Debt and the Preliminary Customer Deposits. The Preliminary Closing Balance Sheet shall be calculated in accordance with GAAP and the Financial Statements and shall be reasonably acceptable to Buyer.

3.2 Post-Closing Calculation. Within seventy-five (75) days following the Closing Date, Buyer shall, at its sole expense, prepare and deliver to Seller a consolidated balance sheet of the Company and the SCT Subsidiaries as of the Closing Date (the “Final Closing Balance Sheet”) setting forth in reasonable detail the Net Funded Debt, the Customer Deposits and the Working Capital. The Final Closing Balance Sheet shall be prepared in accordance with GAAP and the Financial Statements. In connection therewith, from and after Closing, the Buying Parties shall provide Seller and its advisors with reasonable access during normal working hours to all Company records and work papers used in preparing the Final Closing Balance Sheet and necessary to compute the Net Funded Debt, the Customer Deposits and the Working Capital, as

well as the right to make copies of all such records and work papers. The Buying Parties shall also make available to Seller and its advisors the Company’s personnel and advisors involved in preparing the foregoing. Without limiting or prejudicing Seller’s rights with respect to access to records, work papers, personnel and advisors as set forth above, the Parties, however, agree that in the event that there is a dispute with respect to the calculations, the Parties shall not have the right to discovery under the Federal Rules of Procedures. The calculation of the Net Funded Debt, the Customer Deposits and the Working Capital as delivered to Seller shall be final and binding on the Parties unless, within thirty (30) Business Days after delivery to Seller, Seller shall deliver to Buyer a Dispute Notice. After delivery of a Dispute Notice, Buyer and Seller shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) Business Days after delivery to Buyer of the Dispute Notice, the dispute shall be submitted to the Independent Auditor. In the event that Buyer and Seller disagree on the process and procedure relating to the resolution of the dispute, the Independent Auditor shall conclusively resolve such dispute and establish the process and procedure to be used in connection with its review of the disputed items. The Independent Auditor shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Parties. The calculation of the Net Funded Debt, the Customer Deposits and the Working Capital, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the Parties. “Working Capital” shall mean the amount equal to Seller’s total current assets (excluding Cash) less Seller’s total current liabilities, calculated in accordance with GAAP consistently applied and applied on a basis consistent with the Financial Statements (including the calculation of the value of inventory on a “last in-first out” basis) as of the Closing Date. A sample calculation of the Working Capital as of December 31, 2007 is attached hereto as Exhibit B.

3.3 Dispute Notice. In connection with the calculations of the Net Funded Debt, the Customer Deposits and the Working Capital, a “Dispute Notice” shall mean a written notice from Seller indicating disagreement with the calculations of the Net Funded Debt, the Customer Deposits and/or the Working Capital and summarizing the items in dispute. The “Independent Auditor” shall mean a national public accounting firm with no material relationship to either of the Parties or their respective Affiliates chosen by agreement of the Parties, or, if they are unable to agree, shall mean a national firm with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor, based on the accuracy of the Parties’ positions relative to the final determination by the Independent Auditor.

3.4 Adjustments.

(a) If the Net Funded Debt as determined pursuant to Section 3.2 is more than the Preliminary Net Funded Debt, then Buyer shall be entitled to recover from the Escrow Fund the amount of the difference within three (3) Business Days following the determination thereof. If the Net Funded Debt as determined pursuant to Section 3.2 is less than the Preliminary Net Funded Debt, then Buyer shall promptly, but in no event later than three (3) Business Days following the determination thereof, pay the amount of the difference to Seller.

(b) If the Customer Deposits as determined pursuant to Section 3.2 are more than the Preliminary Customer Deposits, then Buyer shall be entitled to recover from the Escrow Fund the amount of the difference within three (3) Business Days following the determination thereof. If the Customer Deposits as determined pursuant to Section 3.2 are less than the Preliminary Customer Deposits, then Buyer shall promptly, but in no event later than three (3) Business Days following the determination thereof, pay the amount of the difference to Seller.

(c) If the Working Capital as determined pursuant to Section 3.2 is less than $40,349,000, then Buyer shall be entitled to recover from the Escrow Fund the amount of the difference within three (3) Business Days following the determination thereof. If the Working Capital as determined pursuant to Section 3.2 is more than $40,349,000, then Buyer shall promptly, but in no event later than three (3) Business Days following the determination thereof, pay the amount of the difference to Seller.

3.5 Payment. Any amounts due to Buyer or to Seller under Section 3.4 shall be netted against one another such that only one payment shall be necessary to satisfy the Parties’ obligations under Section 3.4. Amounts due to Seller under Section 3.4 shall be reduced by any payments required to be paid under the Management Incentive Compensation Program as a result of the adjustments to the Purchase Price set forth herein, such amounts to be paid to Management by the Company or the Buyer at the same time payment is made to Seller. The Seller Representative shall provide Buyer in writing no later than two (2) Business Days prior to the payment date with the amounts to be paid to each member of Management along with wire transfer instructions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Letter, the Company hereby represents and warrants to Buying Parties that, as of the date of this Agreement:

4.1 Corporate Existence. The Company and each SCT Subsidiary is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority to carry on its business as now conducted. The Company and each SCT Subsidiary is legally qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties and the conduct of its business requires such qualification, except for those jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2 Corporate Authority. This Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate acts or proceedings of the Company prior to Closing, and the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Buying Parties, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

4.3 Absence of Conflicts. Except as set forth on Section 4.3 of the Disclosure Letter, the execution and delivery of this Agreement by the Company and, subject to the required compliance with Antitrust Laws related to the Transactions, the consummation by the Company of the Transactions will not (a) violate, conflict with or result in the breach of the certificate of incorporation, bylaws or operating agreement (or similar organizational documents) of the Company or any of the SCT Subsidiaries, (b) conflict with or violate any Law, judgment or decree of any Governmental Authority applicable to the Company or any of the SCT Subsidiaries or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Disclosed Contract to which the Company or any of the SCT Subsidiaries is a party.

4.4 Capitalization. Section 4.4 of the Disclosure Letter sets forth the authorized, issued and outstanding shares of capital stock of the Company. Seller is the sole record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of all Liens and Restrictions. The Company is the sole record and beneficial owner of, and has good and valid title to, all of the Durox Shares, free and clear of all Liens and Restrictions. All of the Shares and the Durox Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, preemptive rights, agreements or other rights of any kind relating to the sale or issuance of additional shares of capital stock or other securities convertible into, exchangeable for or evidencing the right to purchase, any shares of capital stock or other securities in the Company.

4.5 Subsidiaries.

(a) Section 4.5(a) of the Disclosure Letter sets forth for each SCT Subsidiary (i) its name and jurisdiction of formation, (ii) the authorized, issued and outstanding equity ownership interests of such entity, and (iii) the names of the holders thereof, and the number of ownership interests held by each such holder.

(b) Each holder of the ownership interests of each SCT Subsidiary has good and valid title to, and is the sole record and beneficial owner of, such ownership interests, free and clear of all Liens and Restrictions.

(c) All of the equity ownership interests of each SCT Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 4.5(c) of the Disclosure Letter, there are no outstanding options, warrants, agreements or other rights of any kind relating to the sale or issuance of additional shares of capital stock or other securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other securities in any SCT Subsidiary. Except for the ownership of the equity interests in each SCT Subsidiary, neither the Company nor any SCT Subsidiary legally and beneficially owns any equity interest in any other Person.

4.6 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any SCT Subsidiary which would enjoin or delay the Transactions. Except as set forth on Section 4.6 of the

Disclosure Letter and except as required by Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority, or any third party with respect to a Disclosed Contract, is required on the part of the Company or any SCT Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings, registrations, declarations or notices which have been obtained or which may be necessary as a result of any facts relating solely to the Buying Parties or their Affiliates.

4.7 Financial Statements.

(a) The Company has heretofore delivered to Buyer the following consolidated financial statements of the Company (the “Financial Statements”), copies of which are attached as Section 4.7(a) of the Disclosure Letter:

(i) audited financial statements of the Company for the fiscal years ended December 31, 2006 and December 31, 2007;

(ii) consolidated balance sheet as of June 30, 2008;

(iii) consolidated statement of operations for the six-month period ended June 30, 2008; and

(iv) consolidated cash flow statement for the six-month period ended June 30, 2008.

(b) The Financial Statements have been prepared from the books, records and accounts of the Company and the SCT Subsidiaries in accordance with GAAP consistently applied during the periods covered thereby (except for the absence of footnotes in the interim period Financial Statements). Each balance sheet included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company and the SCT Subsidiaries as of the respective dates thereof, and the consolidated operations and cash flow statements included in the Financial Statements fairly present in all material respects the results of operations and the cash flows of the Company and the SCT Subsidiaries for the respective periods indicated therein, in accordance with GAAP (except for the absence of footnotes in the interim period Financial Statements). The books of account, ledgers and other records of the Company and each of the SCT Subsidiaries are complete and correct in all material respects.

4.8 Absence of Changes. Except as set forth in Section 4.8 of the Disclosure Letter, since June 30, 2008 to the date hereof:

(a) except as contemplated or permitted by this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice; and

(b) there has not occurred any change or event that has resulted in, or would reasonably be expected to have, a Material Adverse Effect.

4.9 Real Property.

(a) Section 4.9(a) of the Disclosure Letter lists all of the real property and interests therein owned by the Company or any of the SCT Subsidiaries (with all easements and other rights appurtenant to such property, the “Owned Real Property”). The Company or a SCT Subsidiary, as the case may be, holds fee simple title to the applicable parcel of Owned Real Property, free and clear of any Liens, except Permitted Liens.

(b) Section 4.9(b) of the Disclosure Letter lists all of the real property and interests therein leased or subleased by the Company or any of the SCT Subsidiaries (the “Leased Real Property”). For each item of Leased Real Property, Section 4.9(b) of the Disclosure Letter lists the lease or sublease, pursuant to which the Company or a SCT Subsidiary, as the case may be, holds a possessory interest in the Leased Real Property and all material amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of the Company or a SCT Subsidiary, as the case may be, with respect to each item of Leased Real Property is held free and clear of any Liens, except Permitted Liens. Except as set forth on Section 4.9(b) of the Disclosure Letter, neither the Company nor any of the SCT Subsidiaries is a sublessor of, and has not assigned any Lease covering, any portion of the Leased Real Property.

(c) Each Lease is valid and binding on the Company or the applicable SCT Subsidiary and, to the Knowledge of the Company, is valid and binding on the other parties thereto. The Company or the applicable SCT Subsidiary that is a party to the Lease and, to the Knowledge of the Company, the other parties thereto are not in material default or breach under any such Lease, and there are no pending claims affecting the Leases as of which the Company and the SCT Subsidiaries have written notice.

(d) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all material interests in real property currently owned or leased by the Company or any of the SCT Subsidiaries in connection with the Business. Neither the Company nor any of the SCT Subsidiaries has received written notice that the location, construction, occupancy, operation or use of the buildings located on the Real Property violates any restrictive covenant or deed restriction recorded against such Real Property or any other Laws.

4.10 Contracts.

(a) Except as set forth on Section 4.10 of the Disclosure Letter, there are no outstanding Contracts to which the Company or any of the SCT Subsidiaries is a party or by which the Company or any of the SCT Subsidiaries is bound that:

(i) involve commitments by such Person for terms in excess of three (3) years and involve annual payments or sales of more than $100,000;

(ii) individually and currently involve annual payments or sales of more than $500,000 in the aggregate by such Person;

(iii) consist of obligations for Funded Debt;

(iv) involve employment, severance, change in control, or other agreements involving compensation of any employees of such Person for services rendered or to be rendered, other than offer letters to (a) current salaried employees in the ordinary course of business and (b) hourly employees;

(v) involve the retention of any sales representative, marketing representative, agent or consultant to the Company or to any SCT Subsidiary;

(vi) consist of Contracts between the Company or any of the SCT Subsidiaries, on one hand, and Seller or its Affiliates (other than the Company and the SCT Subsidiaries), on the other hand;

(vii) involve any political contribution;

(viii) by their express terms purport to limit or restrain the Company or any SCT Subsidiary from engaging or competing in any business;

(ix) involve any license, sublicense or agreement pursuant to which the Company or any SCT Subsidiary has granted rights to a third Person pertaining to the Company’s or any SCT Subsidiary’s Intellectual Property, which license, sublicense or agreement is material to the Company and the SCT Subsidiaries;

(x) involve any license, sublicense or agreement pursuant to which the Company or any SCT Subsidiary has been granted any rights to the Intellectual Property of any third Person, which grant of rights is material to the Company and the SCT Subsidiaries;

(xi) represent a joint venture or similar arrangement; and

(xii) represent a guaranty or suretyship arrangement.

Contracts required to be disclosed on Section 4.10 of the Disclosure Letter are hereafter referred to as the “Disclosed Contracts”.

(b) Each Disclosed Contract is valid and binding on the Company or the applicable SCT Subsidiary and, to the Knowledge of the Company, is valid and binding on the other parties thereto. The Company or the applicable SCT Subsidiary that is a party to the Disclosed Contract and, to the Knowledge of the Company, the other parties thereto are not in material default or breach under any such Disclosed Contract, and there are no pending claims affecting the Disclosed Contracts as of which the Company and the SCT Subsidiaries have written notice.

4.11 Litigation; Orders. Except as set forth on Section 4.11 of the Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened in writing legal or administrative Proceeding, against the Company or any of the SCT Subsidiaries. There is no judgment, order, injunction or decree imposed upon the Company or any of the SCT Subsidiaries by any Governmental Authority.

4.12 Intellectual Property Rights.

(a) Section 4.12(a) of the Disclosure Letter sets forth an accurate and complete list of all patents and patent applications, registered trademarks and trademark applications, and registered copyrights and copyright applications which are owned by the Company and the SCT Subsidiaries and are material to the operation of the Business as currently conducted (“Company Intellectual Property”). With respect to each item of Company Intellectual Property, the Company or a SCT Subsidiary, as the case may be, owns the entire right, title and interest in and to such Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Company, and as described on Exhibit D, (i) except as set forth on Section 4.12(a)(i) of the Disclosure Letter no Person is engaging in any activity that infringes any Company Intellectual Property, (ii) except as set forth on Section 4.12(a)(ii) of the Disclosure Letter no claim has been asserted to the Company in writing that the use of any Company Intellectual Property or the operation of the Business as currently conducted infringes or violates the Intellectual Property of any third Person and (iii) the Company or a SCT Subsidiary, as the case may be, owns or has the right to use all Intellectual Property material to the operation of the Business as currently conducted.

(b) The Company or a SCT Subsidiary, as the case may be, owns or has the right to use all computer software (including data bases and related documentation) which is used in the conduct of the Business.

(c) Except as described on Exhibit D, none of the Company Intellectual Property infringes upon or is in misappropriation of any patent, copyright, trade secret or other proprietary right of any third Person.

4.13 Tax Matters.

(a) All Tax Returns required to be filed by, or with respect to, the Company and the SCT Subsidiaries have been timely filed and are true, accurate and complete in all material respects. All Taxes (whether or not shown to be due on any Tax Returns) have been paid or have been accrued for on the Financial Statements.

(b) The Company and each SCT Subsidiary has duly and timely withheld and paid all Taxes and other amounts required by any Governmental Authority to be collected or withheld by it (including any Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers, directors and any non-resident Person), and have properly prepared in all material respects and timely filed all Form W-2s and 1099s (and any similar state, local or foreign forms) with the appropriate Governmental Authorities.

(c) No waivers of statute of limitations or any agreement to extend the time with respect to a Tax assessment or deficiency have been given or requested with respect to any Taxes payable by the Company or any of the SCT Subsidiaries.

(d) There are no Liens for Taxes (other than for Taxes not yet due or being contested in good faith and by appropriate proceedings, which proceedings, if any, are set forth on Section 4.13(d) of the Disclosure Letter) on any of the assets of the Company or the SCT Subsidiaries.

(e) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(f) From May 1, 1997 through December 31, 2000, Seller (i) had in effect and maintained a valid election pursuant to Section 1362 of the Code to be subject to taxation under Subchapter S of the Code (an “S Election”), (ii) was an S corporation within the meaning of Section 1361(a)(1) of the Code, (iii) filed all income Tax Returns in a manner consistent with its status as an S corporation, and (iv) had in effect and maintained, with respect to the Company and each SCT Subsidiary set forth on Section 4.13(f) of the Disclosure Letter, valid “qualified subchapter S subsidiary” elections pursuant to Section 1361(b)(3) of the Code (a “QSub Election”). Since December 31, 2000 and at all times thereafter, Russell Enterprises, Inc., the owner of all of the outstanding capital stock of Seller (“S Corporation Parent”), has had in effect and maintained a valid S Election and has been an S corporation within the meaning of Section 1361(a)(1) of the Code, and has had in effect and maintained, with respect to Seller, the Company and each of the SCT Subsidiaries set forth on Section 4.13(f) of the Disclosure Letter, a valid QSub Election. Neither the Company nor any SCT Subsidiary set forth on Section 4.13(f) of the Disclosure Letter has in the past ten years: acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(g) Except as set forth on Section 4.13(g) of the Disclosure Letter, neither the Company nor any SCT Subsidiary will be required to include any item of income in or exclude any item of deduction from any Tax period (or portion thereof) beginning on or after the Closing Date as a result of: (i) a change in accounting method for a Tax period (or portion thereof) beginning on or before the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); (iii) any installment sale or open transaction made on or prior to the Closing Date; or (iv) any prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any SCT Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the five years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

4.14 Labor Matters. Except as described on Section 4.14 of the Disclosure Letter, (a) as of August 15, 2008, there are no pending unfair labor practice charges, grievances or complaints filed with any Governmental Authority based on the employment or termination by the Company or any of the SCT Subsidiaries of any employee, (b) there is no labor strike, dispute, slowdown or work stoppage actually pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the SCT Subsidiaries, (c) neither the Company nor any of the SCT Subsidiaries is a party to a collective bargaining agreement, and no collective bargaining agreement relating to the employees of the Company or any of the SCT

Subsidiaries is currently being negotiated, and (d) neither the Company nor any SCT Subsidiary has committed any violation of any Law prohibiting discrimination in employment in any form (including claims for harassment and/or other discrimination on the basis of age, race, color, religion, sex, national origin and/or mental or physical disability) and no events or circumstances exist which would reasonably be expected to give rise to such a claim against the Company.

4.15 Employee Benefit Plans; Employees.

(a) Section 4.15(a) of the Disclosure Letter sets forth a complete list of all Benefit Plans covering the current or former employees of the Business, the Company and the SCT Subsidiaries (“Employees”), and neither the Company nor any SCT Subsidiary has any other Benefits Plans. Each Benefit Plan has in all material respects been established and administered in accordance with its terms and in compliance with applicable Laws. Except as provided in Section 4.15(a) of the Disclosure Letter, the Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code. Section 4.15(a) of the Disclosure Letter lists each Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as provided in Section 4.15(a) of the Disclosure Letter, no Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Except as provided in Section 4.15(a) of the Disclosure Letter, no Benefit Plan has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any SCT Subsidiary at any time contributed to, or been obligated to contribute to, any Multiple Employer Plan or any “multiemployer plan”.

(b) Except as provided in Section 4.15(b) of the Disclosure Letter, except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and the Company and the SCT Subsidiaries have no current or projected liability with respect to post employment or post retirement health or medical or life insurance benefits for retired, former or current employees, except as required to avoid excise tax under Section 4980B of the Code.

(c) With respect to any Benefit Plan for current or former Employees, no event has occurred and no condition or set of circumstances exists other than the Divestiture under which any of the Company, the SCT Subsidiaries or the Business has indemnified or is required to indemnify any person against any liability (except liability for benefit claims and funding obligations payable in the ordinary course). Except as provided in Section 4.15(c) of the Disclosure Letter neither the Company, the SCT Subsidiaries or their Affiliates nor any defined benefit plan maintained by the Company, the SCT Subsidiaries or their Affiliates have incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Code except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been paid as due. Except as provided in Section 4.15(c) of the Disclosure Letter no reportable event (as such term is used in section of 4043 of ERISA) or no “accumulated funding deficiency” (as such term is used in section 412 or 4971 of the Code) has occurred with respect to Benefit Plan subject to Title IV of ERISA.

(d) Except as set forth on Section 4.15(d) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) entitle any current or former employee of the Company or the SCT Subsidiaries to any increased or modified benefit or payment; (ii) increase the amount of compensation due to any such employee, consultant, officer or director; (iii) accelerate the vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit; or (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(e) Section 4.15(e) of the Disclosure Letter sets forth a complete and accurate list of all of the Employees together with the following information for each such Employee: name, position held, current salary, 2008 (anticipated) annual bonus and long-term incentive payments, (if any), Fair Labor Standards Act status, date of hire, annual vacation entitlement, accrued but unused vacation and service date for employee benefit plan purposes. Section 4.15(e) of the Disclosure Letter indicates which Employees are inactive employees due to an approved medical, family, military or personal leave and, to the extent known, the date on which each inactive employee is expected to return to active employment. Section 4.15(e) of the Disclosure Letter will be updated as of the date that is five (5) Business Days prior to the Closing Date and will be true and correct as of that date.

(f) Except as set forth in Section 4.15(f) of the Disclosure Letter, all Employees are employees “at will” whose employment is terminable without liability therefor. Except as described in Section 4.15(f) of the Disclosure Letter and other than offer letters to (i) current salaried employees in the ordinary course of business and (ii) hourly employees, none of the Employees have contracts or other agreements relating to stay bonuses and offer letters providing for retention or stay payments, commissions, compensation, special monetary or vacation awards, non-compete provisions or agreements, perquisites (e.g., club memberships), stock options, warrants or other benefits to Employees.

(g) Except as provided in Section 4.15(g) of the Disclosure Letter, the Company and the SCT Subsidiaries have not received written notification of any impediment to the employment of the Employees under applicable Laws and the Company does not otherwise have Knowledge of any impediment. Except as set forth in Section 4.15(g) of the Disclosure Letter, each of the Company and the SCT Subsidiaries is in material compliance with the requirements of IRCA and none of the Employees is working based upon a non-resident Visa. Seller and its Affiliates have each complied in all material respects with the requirements of Executive Order 11246.

4.16 Permits; Compliance with Laws. The Company and the SCT Subsidiaries have all Permits required by any Governmental Authority that are material to the operation of the Business and the use of its properties as presently conducted or used, and all such Permits are in full force and effect. No action, claim or proceeding is pending, nor, to the Knowledge of the Company, threatened in writing, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid. The Company and the SCT Subsidiaries are in compliance in all material respects with the Permits and all applicable Laws, and the Company has not received any written notice to the contrary.

4.17 Assets, Inventories and Receivables.

(a) Except as set forth on Section 4.17 of the Disclosure Letter, the Company or one of the SCT Subsidiaries has good and valid title to, and is the lawful owner of, all of the tangible assets the Company or such SCT Subsidiary purports to own, free and clear of all Liens, other than Permitted Liens. The tangible assets of the Company and the SCT Subsidiaries are in good working condition, reasonable wear and tear and loss due to normal operations excepted.

(b) The inventories of the Business consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of the Business, and do not include obsolete items (consistently calculated in accordance with the Company’s and the SCT Subsidiaries’ current methodology) in excess of any reserves for obsolete inventory included in the Financial Statements and the Final Closing Balance Sheet.

(c) (i) No fact or circumstance exists which would result in the un-collectability of any accounts receivables of the Company or any SCT Subsidiary and (ii) there is no contest, claim, defense or right of setoff pending, other than returns in the ordinary course of business, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable, in each case in excess of any reserves included in the Financial Statements and the Final Closing Balance Sheet.

4.18 Environmental Matters.

(a) Except as set forth on Section 4.18(a) of the Disclosure Letter:

(i) The Company and SCT Subsidiaries have complied in all material respects with all Environmental Laws;

(ii) Neither the Company nor any SCT Subsidiary has received written notice of any violation of Environmental Laws by any Governmental Authority or other Person;

(iii) None of the Company or any SCT Subsidiary has received any written notice that any property owned, operated or leased by the Company or any SCT Subsidiary is listed on any list of sites requiring investigation or cleanup; and no Lien has been filed against either the personal or real property of the Company or any SCT Subsidiary under any Environmental Law or any regulation promulgated thereunder or order issued with respect thereto;

(iv) There has been no Release of any Hazardous Substance in, on or affecting any properties owned, leased or operated by the Company or any SCT Subsidiary other than in accordance with applicable Environmental Laws;

(v) None of the Company or any SCT Subsidiary has treated, stored, disposed of, arranged for disposal or treatment of, or arranged with a transporter for disposal or treatment of, or Released any Hazardous Substance at or to any third party owned property or facility, so as to give rise to any current or future liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, or any investigative, corrective or remedial obligation, pursuant to any Environmental Laws;

(vi) The Company and the SCT Subsidiaries have obtained all material Permits required under applicable Environmental Laws necessary for the operation of the Business, and all such Permits are in full force and effect, and no action, claim or proceeding is pending, nor, to the Knowledge of the Company, threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid; and

(vii) There are no underground or above ground storage tanks regulated pursuant to RCRA § 9001 (42 U.S.C. § 6991) or equivalent authorized state program located at, on, in or under the Real Property.

(b) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.18 shall be deemed the only representations and warranties in this Agreement with respect to matters directly or indirectly relating to, or arising out of, Environmental Laws or Hazardous Substances.

4.19 Insurance. Section 4.19 of the Disclosure Letter sets forth the following information with respect to each insurance policy to which the Company or any of the SCT Subsidiaries is a party: the name of the insurer, the policy number, the period of coverage and the amount of coverage. To the Knowledge of the Company, all of the insurance policies set forth on Section 4.19 of the Disclosure Letter are in full force and effect. All premiums due with respect to the insurance policies set forth on Section 4.19 of the Disclosure Letter have been paid and no notice of cancellation or termination or intent to cancel any such insurance policy has been received by the Company or any SCT Subsidiary, and neither Company nor any SCT Subsidiary is in default under any such insurance policy.

4.20 Absence of Undisclosed Liabilities. Except (a) for liabilities incurred in connection with the Transactions; (b) for liabilities set forth in the Financial Statements or otherwise disclosed in the notes thereto; (c) for liabilities or obligations arising under any Contract to which the Company or any of the SCT Subsidiaries is a party or is bound (excluding any liability for a breach by the Company or any of the SCT Subsidiaries of any such Contract); (d) for liabilities incurred in the ordinary course of business since June 30, 2008; or (e) as set forth on Section 4.20 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

4.21 Related Party Transactions. Except as set forth on Section 4.21 of the Disclosure Letter, no stockholder, director or officer of the Company or any SCT Subsidiary:

(a) owns or leases any asset used in the Business, or

(b) is a party to any Contract with the Company or any of the SCT Subsidiaries.

4.22 Product Warranties. Except as set forth on Section 4.22 of the Disclosure Letter, each product manufactured, sold, leased or delivered by the Company or any SCT Subsidiary in connection with the Business has been in conformity in all material respects with all applicable Contracts and all express and implied warranties. None of the Company or any SCT Subsidiary has any liability for replacement or repair of any product manufactured, sold, leased or delivered by the Company or any SCT Subsidiary in connection with the Business in excess of the reserves therefor set forth on the Financial Statements and the Final Closing Balance Sheet.

4.23 Product Liability.

(a) Except as set forth on Section 4.23(a) of the Disclosure Letter, (i) there is no Proceeding, nor has the Company received any written notice of violation or investigation of a civil, criminal or administrative nature by or before any court or other Governmental Authority against or involving any product, substance or material manufactured, assembled, produced, distributed, serviced or sold by or on behalf of the Company or any SCT Subsidiary (collectively, “Product”), or class of claims or lawsuits involving a Product which is pending or, to the Knowledge of the Company, threatened in writing, on behalf of the purchaser of any Product, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn or from any breach of express or implied specifications or warranties or representations, and (ii) there has not been, and there is not under consideration or investigation by the Company or any SCT Subsidiary, any Product recall or post-sale warning (collectively, such recalls and post-sale warnings are referred to as “Recalls”) conducted by or on behalf of the Company or any SCT Subsidiary concerning any Product, or, to the Knowledge of the Company, any Recall conducted by or on behalf of any third Person as a result of any alleged defect in any Product in excess of the reserves therefor set forth on the Financial Statements and the Final Closing Balance Sheet for product warranty and product liability.

(b) No event has occurred and no circumstance exists that would reasonably be expected to give rise to any liability in excess of the reserves therefor set forth on the Financial Statements and the Final Closing Balance Sheet for product warranty and product liability or serve as a basis for the commencement of any Proceeding, hearing, charge, complaint or claim against the Company or any SCT Subsidiary or otherwise relating to the Business based on or related to any Product.

4.24 Finders; Brokers. Except as set forth on Section 4.24 of the Disclosure Letter, the Company is not party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which the Buying Parties will be liable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Letter, Seller hereby represents and warrants to Buying Parties that, as of the date of this Agreement:

5.1 Corporate Existence. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions.

5.2 Corporate Authority and Ownership. This Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate acts or proceedings of Seller, and Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by the Buying Parties, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms. Seller is the sole record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of all Liens and Restrictions.

5.3 Absence of Conflicts. The execution and delivery of this Agreement by Seller and, subject to the required compliance with Antitrust Laws related to the Transactions, the consummation by Seller of the Transactions will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of Seller, (b) conflict with or violate any Law, judgment or decree of any Governmental Authority applicable to Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Contract to which Seller is a party.

5.4 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding is pending or, to the Knowledge of Seller, threatened in writing against Seller which would enjoin or delay the Transactions. Except as required by Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filing, registrations, declarations or notices which have been obtained or which may be necessary as a result of any facts relating solely to the Buying Parties or their Affiliates.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND ARTICLE V, NONE OF SELLER, THE COMPANY OR ANY SCT SUBSIDIARY NOR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY AND THE SCT SUBSIDIARIES OR THE BUSINESS,

OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY AND THE SCT SUBSIDIARIES OR THE NEGOTIATION, EXECUTION, DELIVERY OR PERFORMANCE OF THIS AGREEMENT BY THE COMPANY OR SELLER. MORE SPECIFICALLY, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, THE COMPANY AND SELLER DO NOT MAKE OR PROVIDE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S AND THE SCT SUBSIDIARIES’ ASSETS OR ANY PART THEREOF.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES

Except as set forth on Buyer Disclosure Letter, the Buying Parties jointly and severally represent and warrant to the Company and Seller, as of the date of this Agreement:

6.1 Corporate Existence. Each of the Buying Parties is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions.

6.2 Corporate Authority. This Agreement and the consummation of all of the Transactions have been duly authorized by all requisite corporate acts or proceedings of each Buying Party, and each Buying Party has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each Buying Party and, assuming due authorization, execution and delivery hereof by the Company and Seller, constitutes a valid and binding obligation of each Buying Party, enforceable in accordance with its terms.

6.3 Absence of Conflicts. The execution and delivery of this Agreement by the Buying Parties and, subject to the required compliance with Antitrust Laws related to the Transactions, the consummation by the Buying Parties of the Transactions will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of any Buying Party, (b) conflict with or violate any Law, judgment or decree of any Governmental Authority applicable to any Buying Party or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Contract to which either of the Buying Parties is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.

6.4 Governmental Approvals; Consents. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative Proceeding is pending or, to the Knowledge of either Buying Party, threatened in writing against a Buying Party which would enjoin or delay the Transactions. Except as required by Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of either Buying Party in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings, registrations, declarations or notices the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect or which have been obtained.

6.5 Finders; Brokers. Neither Buying Party is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which Seller or any of its Affiliates will be liable.

6.6 Purchase for Investment. Each Buying Party is aware that the Shares and the Durox Shares being acquired are not registered under the Securities Act, or under any state or foreign securities Laws. Neither Buying Party is an underwriter, as such term is defined under the Securities Act, and the Buying Parties are purchasing such Shares and such Durox Shares solely for investment, with no present intention to distribute any such Shares or such Durox Shares to any Person, and neither Buying Party will sell or otherwise dispose of the Shares or the Durox Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

6.7 Financing. On the Closing Date, the Buying Parties will have sufficient cash, available lines of credit or other sources of immediately available funds to enable the Buying Parties to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate the Transactions.

6.8 Litigation. There is no pending or, to the Knowledge of the Buying Parties, threatened in writing legal or administrative Proceeding, against either of the Buying Parties which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

6.9 Independent Investigation. The representations and warranties of the Company and Seller set forth in Article IV and Article V constitute the sole and exclusive representations and warranties of the Company and Seller to the Buying Parties in connection with the Transactions, and the Buying Parties understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied, at common law, by statute or otherwise (including, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company and the SCT Subsidiaries, or the quality, quantity or condition of the Company’s and SCT Subsidiaries’ assets) are specifically disclaimed by the Company and Seller. Except as expressly set forth in Article IV, the Company and Seller do not make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or the SCT Subsidiaries’ assets or any part thereof. The Buying Parties hereby acknowledge and agree to the limitations and acknowledgements set forth in all capital letters at the end of Article V. Except as expressly provided in this Agreement and the Disclosure Schedules and except for fraud, the Buying Parties hereby expressly waive and relinquish any and all rights, claims and causes of action against the Company, the SCT Subsidiaries, Seller and their respective Affiliates and representatives in connection with, the accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to the Buying Parties and their respective representatives by or on behalf of the Company or Seller (including the confidential memorandum, management presentation and other information provided to the Buying Parties by the Company, Seller or their representatives). Without limiting the foregoing, neither the Company nor Seller are making any representation or warranty to the Buying Parties with respect to any financial projection or forecast relating to the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company and the SCT Subsidiaries or any subset thereof. With respect to any projection or forecast delivered on behalf of the Company or Seller to the Buying Parties or their respective representatives, the Buying Parties acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Buying Parties are familiar with such uncertainties, (iii) the Buying Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to them and (iv) the Buying Parties shall have no claim against Seller, the Company, the SCT Subsidiaries or their respective Affiliates with respect solely thereto.

ARTICLE VII

AGREEMENTS OF ALL PARTIES

7.1 Operation of the Business. Except as contemplated by this Agreement or as disclosed on Section 7.1 of the Disclosure Letter (such exceptions and disclosed matters herein referred to as “Permitted Transactions”), from the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall cause the Company and the SCT Subsidiaries to use all commercially reasonable efforts (i) to continue, in a manner consistent with the past practices of the Business, operating and conducting the Business in the ordinary course, and (ii) not to take any of the following actions in connection with or on behalf of the Business without the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed):

(a) sell, lease, transfer or otherwise dispose of or encumber (other than Permitted Liens) any of the properties or assets of the Business, other than (i) in the ordinary course of business, (ii) properties or assets of the Business with an aggregate value less than $500,000 or (iii) with respect to the Divestiture;

(b) cancel any material debts or waive any material claims or rights pertaining to the Business, except in the ordinary course of business;

(c) grant any increase in the compensation of officers or employees, except for increases (i) in the ordinary course of business and consistent with past practice, (ii) as a result of collective bargaining, (iii) as required by any Benefit Plan or agreement, or (iv) as required by Law;

(d) except in the ordinary course of business, incur, assume or guarantee any Funded Debt other than (i) purchase money borrowings, (ii) refunding of existing Funded Debt, (iii) indebtedness to an Affiliate incurred in the ordinary course of business, and (iv) other Funded Debt with an aggregate principal amount of less than $1,000,000;

(e) issue, sell or grant any shares of capital stock of the Company or any capital stock or other equity interest of any SCT Subsidiary, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of such capital stock or other equity interest other than with respect to the Divestiture;

(f) make voluntary investments in or acquisitions on behalf of or for the Business (by purchase of securities or assets, merger or consolidation, or otherwise) of other Persons, businesses or divisions thereof for consideration in excess of $500,000 in the aggregate for all such investments and acquisitions, except for acquisitions in settlement of outstanding debts or pursuant to bankruptcy or restructuring plans of entities of which the Company or any of the SCT Subsidiaries is a creditor;

(g) make loans or advances on behalf of or for the Business (other than travel and similar advances to its employees and trade credit to customers in the ordinary course of business) to any Person, except for those loans or advances not in excess of $5,000 in the aggregate outstanding at any time without taking into account any Permitted Transactions;

(h) amend in any respect the organizational or charter documents of the Company or any of the SCT Subsidiaries;

(i) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of the SCT Subsidiaries (other than as contemplated hereby);

(j) enter into any new customer or supplier Contract involving aggregate payments or sales in excess of $500,000;

(k) take any action that would cause the Company or any SCT Subsidiary (other than any SCT Subsidiary that is not currently a qualified subchapter S subsidiary) to not be a qualified subchapter S subsidiary as defined in Section 1361(b)(3)(B) of the Code as of the Closing Date; or

(l) agree, whether in writing or otherwise, to do any of the foregoing;

provided, however, that the limitations set forth in clauses Section 7.1(a) through Section 7.1(l) shall not apply to any action, transaction or event occurring exclusively between the Company and any SCT Subsidiary or between any of the SCT Subsidiaries in the ordinary course of business.

7.2 Mutual Cooperation; No Inconsistent Action.

(a) Subject to the terms and conditions of this Agreement, Seller and the Company, on the one hand, and the Buying Parties, on the other hand, shall cooperate with each other and use their respective commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable under this

Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws) and (ii) subject to this Section 7.2, obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the Transactions. The Company shall in good faith consult with Buyer regarding the material terms and progress of any negotiation or renegotiation of any collective bargaining agreement or other union contract. Subject to applicable Laws relating to the exchange of information and in addition to Section 7.2(c), the Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Laws and use its best efforts to take, or cause to be taken, all other actions consistent with, and subject to, this Section 7.2 necessary to cause the expiration or termination of the applicable mandatory waiting periods under the HSR Act as soon as practicable, including requesting early termination of the waiting period under the HSR Act.

(c) Each Party shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such Party or its Affiliates from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.2, and subject to the conditions below, each Party shall use its best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, but subject to the conditions below, the Parties shall each use its best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Termination Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Termination Date). The Buying Parties agree to negotiate, commit to or effect as promptly as practicable, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such assets, properties or businesses of the Buying Parties or of the Business to be acquired by them pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, however, that the Buying Parties shall not be required to take any such actions that would cause the Buying Parties or their Subsidiaries to (i) divest any business, asset, or product line of the Business generating either revenues in excess of Twenty-Five Million Dollars ($25,000,000), or earnings before interest and taxes in excess of Three Million Dollars ($3,000,000), in fiscal year 2007, (ii) restrict, curtail, hold separate or otherwise affect or limit the operation of any business, asset or product line of the Business such that the Buying Parties’ or their Subsidiaries’ revenues (or anticipated revenues in the case of the Business) would be decreased by more than Twenty-Five Million Dollars ($25,000,000) or the Buying Parties’ or their Subsidiaries’ earnings before interest and taxes (or anticipated earnings before interest and taxes in the case of the Business) would be decreased by more than Three Million Dollars ($3,000,000), based on the results of fiscal year 2007 or (iii) divest any other business or product line of Buyer or its Affiliates (other than as provided in subclauses (i) and (ii) above). In addition, the Buying Parties shall use their best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable; provided, however, that such efforts shall not require the Buying Parties to appeal any adverse decision beyond the United States Court of Appeals.

(e) The Company and Seller, on the one hand, and the Buying Parties, on the other hand, shall notify and keep the other advised as to any litigation or administrative Proceeding pending and known to such Party, or, to its Knowledge, threatened in writing, which challenges the Transactions. Subject to Section 7.2 and Article XI, the Company, Seller and the Buying Parties shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the Transactions.

7.3 Public Disclosures. Prior to the Closing Date, no Party shall (except in the case of the Company with respect to disclosures made to the employees or customers of the Company and the SCT Subsidiaries) issue any press release or make any other public disclosures concerning this Transactions or the contents of this Agreement without the prior written consent of the other Party, unless a Party believes, upon advice of counsel, it is required by Law or regulation (of any applicable stock or securities exchange or otherwise) to make such public disclosure. The Parties shall reasonably cooperate as to the timing and contents of any public announcement or communication.

7.4 Access to Records and Personnel.

(a) From the date hereof until the earlier of the Closing or termination of this Agreement, upon reasonable notice, Seller shall cause the Company and the SCT Subsidiaries to (i) afford the Buying Parties and their representatives reasonable access to the senior managers of the Company and the SCT Subsidiaries and (ii) furnish to the representatives of the Buying

Parties such additional financial and operating data and other material information regarding the Business (or copies thereof) as the Buying Parties may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buying Parties’ expense, during normal business hours, and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, neither Seller, the Company nor the SCT Subsidiaries shall be required to disclose any information to the Buying Parties if such disclosure would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws (including applicable Antitrust Laws), fiduciary duty or binding agreement entered into prior to the date hereof, (iii) disrupt or jeopardize any material customer or vendor relationship or (iv) include Tax information pertaining to Seller or its Affiliates other than the Company and the SCT Subsidiaries.

(b) From and after the Closing Date, the Parties shall, and the Buying Parties shall cause the Company and the SCT Subsidiaries to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Company and the SCT Subsidiaries in their possession (the “Books and Records”) for seven (7) years or for such longer period as may be required by Law.

(c) From and after the Closing Date, the Parties shall allow each other, and Buyer shall cause the Company and the SCT Subsidiaries to allow Seller, its Affiliates and their respective representatives, reasonable access during normal business hours to the Books and Records and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, for legitimate non-competitive business reasons, including all information required to calculate and verify the amounts set forth in Article III, the preparation of the Preliminary Closing Balance Sheet, the Final Closing Balance Sheet and Seller’s Tax Returns and the defense of Proceedings. Each Party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such Books and Records to the other Party, except with respect to information provided by Buyer, the Company and the SCT Subsidiaries to Seller in connection with the preparation of the Preliminary Closing Balance Sheet, the Final Closing Balance Sheet or Seller’s Tax Returns or resolution of any dispute with respect to Article III. The requesting Party shall, and the Buying Parties shall cause the Company, the SCT Subsidiaries and their respective Affiliates to hold in confidence all confidential information identified as such by, and obtained after the Closing from, the disclosing Party or any of its officers, agents, representatives or employees; provided, however, that information that (i) was in the public domain; (ii) was in fact known to the requesting Party prior to disclosure by the disclosing Party, its officers, agents, representatives or employees; (iii) becomes known to the requesting Party from or through a third party not under an obligation of non-disclosure to the disclosing Party; or (iv) Seller is required by Law or otherwise deems necessary and proper to disclose in connection with the filing, examination or defense of any Tax Return or other document required to be filed, shall not be deemed to be confidential information. In addition, the Parties agree that confidential information may only be used for the purpose for which it was supplied.

7.5 Employee Relations and Benefits.

(a) Immediately prior to the Closing, the Company shall pay to Management in immediately available U.S. federal funds the Management Incentive Payment. Seller shall be responsible for all Tax, withholding, reporting, accounting and other obligations associated with the Management Incentive Payment and except as provided in Section 3.5, the Buying Parties shall have no responsibility therefor.

(b) (i) As soon as practicable after the Closing, Seller and the Company shall take appropriate corporate action to distribute the balances of the incentive compensation accounts of all participants in the Executive Incentive Plan in the form of a lump sum in accordance with the terms of the Executive Incentive Plan. Upon completion of such distribution, the Buying Parties shall be under no obligation to continue to maintain the Executive Incentive Plan.

(ii) Buying Parties acknowledge and agree that the Company shall pay to the employees all accrued benefits under the Annual SCT Bonus Plan including any appropriate accruals related to the period beginning on January 1, 2008 and ending on the Closing Date, in accordance with the terms of the Annual SCT Bonus Plan, to the extent that such accrued benefits and 2008 accruals are reserved against on the Preliminary Closing Balance Sheet; provided, however, that in no event shall the Company pay to the employees pursuant to the Annual SCT Bonus Plan any amounts that are less than the amount of such benefits that have been reserved against on the Preliminary Closing Balance Sheet. After the Closing Date, employees may become eligible to participate in Buyer bonus and incentive plans in Buyer’s discretion.

(iii) Buying Parties acknowledge and agree that the accruals for the Company’s existing 401(k) profit sharing plans (as described in Section 4.15(a) of the Disclosure Letter) related to the period beginning on January 1, 2008 and ending on the Closing Date shall be credited and funded to eligible Employees’ profit sharing accounts as soon as practicable following the Closing Date.

All amounts described in this Section 7.5(b) shall be paid or credited, as applicable, no later than the last day of the calendar month following the calendar month in which the Closing Date occurs.

(c) The Buying Parties or one of its Affiliates shall recognize all service of the employees with the Company and the SCT Subsidiaries prior to the Closing Date as service with the Buying Parties and its Affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and employment policies (including vacations and holiday policies) maintained by the Buying Parties or one of their Affiliates that are made available following the Closing Date by the Buying Parties or one of their Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding pension plan accruals); provided, however, that with respect to any defined benefit pension plan maintained by the Buying Parties or one of their Affiliates in which such employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by the Company and the SCT Subsidiaries.

(d) The Buying Parties shall (i) waive, or use commercially reasonable efforts to cause their insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to the employees of the Company and the SCT Subsidiaries under any welfare benefit plan (as defined in Section 3(l) of ERISA) that is made available to such employees following the Closing Date by the Buying Parties or one of their Affiliates, and (ii) provide credit to such employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and the SCT Subsidiaries during the portion of the relevant plan year including the Closing Date. The Buying Parties shall assume responsibility for all liabilities arising under the Benefit Plans in accordance with Section 4980B of the Code regardless of whether such liability accrued before or after the Closing Date.

(e) Nothing herein, expressed or implied, shall confer upon any employee or former employee of the Company or any of the SCT Subsidiaries, or the Buying Parties or any of their respective Affiliates, any right to employment or continued employment for any specified period, under or by reason of this Agreement.

(f) The Buying Parties shall retain full responsibility for compliance with the Worker’s Adjustment and Restraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any “plant closing” or “mass layoff”, as applicable, which arise as a result of any facility closings, reductions in work force or termination or other action, that the Company and the SCT Subsidiaries may cause or initiate on or after the Closing Date and shall jointly and severally indemnify Seller and its Affiliates for any liability related thereto, including reasonable attorneys’ fees related thereto.

(g) If the terms of any Benefit Plan named in Section 4.15(b) of the Disclosure Letter, provide any eligible current or former employee of the Company or the SCT Subsidiaries, as a result of the Transactions, with (i) an increased or modified benefit or payment; (ii) an increased amount of compensation due to any such employee, consultant, officer or director; or (iii) accelerated vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit, then Buyer shall provide such benefit or compensation as soon as reasonably practicable following the Closing Date. This Section 7.5(g) includes the full and immediate vesting and payment of the balances in the incentive compensation accounts of each individual who is a participant in the Standard Car Truck Company and Affiliates Executive Incentive Compensation Plan on the Closing Date, which payment shall be in the form of a lump sum and shall be made as soon as practicable following the Closing Date.

7.6 Update to Disclosure.

(a) Between the date of this Agreement and the Closing, Seller shall promptly inform Buyer in writing should it become aware of the existence or occurrence of (i) any representation or warranty in this Agreement made as of the date hereof being untrue or of any breach of any covenant of Seller in this Agreement (“Pre-Signing Supplemental Information”) or (ii) any matter arising after the date hereof but prior to the Closing that if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in the Disclosure Letter, (“Post-Signing Supplemental Information”). Pre-Signing Supplemental Information and Post-Signing Supplemental Information shall be taken into account in determining satisfaction of the conditions specified in Section 8.1(a) and Section 8.1(c).

(b) If the Closing occurs, Buyer Indemnitees shall be entitled to indemnification in accordance with and subject to Article X for any Losses incurred as a result of a breach of representation and warranty or covenant identified in the Pre-Signing Supplemental Information.

(c) If the Closing occurs, Buyer Indemnitees shall be entitled to indemnification in accordance with and subject to Article X for any Interim Losses incurred as a result of a breach of representation and warranty or covenant identified in the Post-Signing Supplemental Information solely to the extent such Interim Losses are in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that any Interim Losses in relation to Post-Signing Supplemental Information (whether indemnified or not) (“Post-Signing Supplemental Information Losses”) shall be taken into account in determining whether the Minimum Amount has been met.

7.7 Director and Officer Indemnification.

(a) For a period of six (6) years from and after the Closing Date, the Buying Parties, shall cause the charter and other organizational documents of the Company and the SCT Subsidiaries to contain provisions no less favorable in any manner to the directors and officers of the Company and the SCT Subsidiaries with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date of this Agreement in the applicable organizational or charter documents of the Company and the SCT Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the directors and officers of the Company and the SCT Subsidiaries. In addition, the Buying Parties shall, and shall cause the Company and the SCT Subsidiaries to, pay any expenses (including fees and expenses of legal counsel) of any director or officer under this Section 7.7 (including in connection with enforcing the indemnity and other obligations provided for in this Section 7.7) as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) The Company shall purchase a “run-off” or “tail” directors’ and officers’ liability and fiduciary liability insurance policy to the current policy of the Company with a claims period of at least six (6) years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier and having (i) the coverage levels, benefits and other terms and conditions no less favorable as the current policies of the Company with respect to matters existing or occurring at or prior to the Closing Date (including in connection with this Agreement or the Transactions) and (ii) an annual premium no greater than $12,000.

(c) In the event any claim is asserted or made, any determinations that are required to be made with respect to whether a director’s or an officer’s conduct complies with an applicable standard shall be made by independent legal counsel selected by the director or officer in question; provided that nothing in this Section 7.7 shall impair any rights of any current or former director or officers of the Company or any of the SCT Subsidiaries, including pursuant to the respective organizational or charter documents, under applicable Law or otherwise.

(d) For a period of six (6) years from and after the Closing Date, the obligations of the Buying Parties, the Company and the SCT Subsidiaries under this Section 7.7 shall continue in full force and effect following the Closing and shall not be terminated or modified in such a manner as to adversely affect the rights of any director or officer to whom this Section 7.7 applies unless the affected director or officer shall have consented in writing to such termination or modification (it being expressly agreed that the directors and officers to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7). The provisions of this Section 7.7 are (i) intended to be for the benefit of, and shall be enforceable by, each director and officer, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, Law or otherwise.

(e) For a period of six (6) years from and after the Closing Date, if Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer, assume, honor and discharge the obligations set forth in this Section 7.7.

7.8 Tax Matters.

(a) Seller will be responsible for the preparation and filing of all Tax Returns of the Company and the SCT Subsidiaries for all periods ending on or prior to the Closing Date. Seller will make all payments required with respect to any such Tax Returns. If Seller utilizes in connection with the filing of any such Tax Return any Tax asset taken into account in determining the Working Capital, Seller shall immediately reimburse Buyer for such amount.

(b) Buyer will be responsible for the preparation and filing of all Tax Returns of the Company and the SCT Subsidiaries for all periods ending after the Closing Date including for any Tax year beginning before and ending after the Closing Date (“Straddle Period”). Buyer shall provide Seller, at least 30 days prior to the applicable deadline for filing Tax Returns relating to any Straddle Period, a copy of such Tax Returns for Seller’s review and comment. Buyer will make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer for Taxes related to any Straddle Period to the extent (i) any payment by Buyer relates to the operation of the Company or any SCT Subsidiary for any period ending on or before the Closing Date as determined pursuant to Section 7.8(e) and (ii) such portion exceeds the amount identified for such Taxes and taken into account in determining the Working Capital.

(c) Buyer and Seller agree to utilize, or cause their respective affiliates to utilize the alternative procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.

(d) Without regard to the limitations set forth in Section 10.1(b), Seller agrees to indemnify and hold harmless Buyer, the Company and the SCT Subsidiaries from and against any Loss that any of Buyer, Company, the SCT Subsidiaries or any of their Affiliates may suffer from, arising out of, relating to, in the nature of, or caused by: (i) any liability of Seller or its stockholders that becomes a liability of Buyer, the Company, any SCT Subsidiary or their Affiliates under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of Law; (ii) any liability of the Company or any SCT Subsidiary for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Straddle Period) identified for such Taxes and to the extent allocable to the portion of such year beginning before and ending on the Closing Date to the extent such Taxes exceed the amount, if any, taken into account in determining the Working Capital; (iii) any liability of the Company or any SCT Subsidiary for unpaid Taxes of any Person (including Seller and its subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise; or (iv) any Tax liability of the SCT Subsidiaries, the Company or the Buying Parties, with respect to payments made under the Management Incentive Compensation Program (including liabilities arising under Code Sections 280G or 4999).

(e) For purposes of this Section 7.8, whenever it is necessary to determine the liability for Taxes based on the income or receipts of the Company or a SCT Subsidiary for a Straddle Period, the determination of the Taxes of the Company or any SCT Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and any SCT Subsidiary, as the case may be, were closed at the close of the Closing Date; provided, however, that, occurrences or events occurring on the Closing Date but after the Closing that are outside of the ordinary course of business shall be apportioned to the post-Closing period; provided further, that, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the previous sentence, any income associated with the Divestiture shall be apportioned to the pre-Closing period. The amount of other Taxes of the Company for a Straddle Period shall be allocated to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand. By way of clarification, this Section 7.8(e) shall govern any and all indemnification rights that Buyer Indemnitees, the Company and any SCT Subsidiary may have with respect to any Tax matters and none of the Buyer Indemnitees, the Company or any SCT Subsidiary shall have any additional rights to collect for the same matters for a breach of Section 4.13.

(f) Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer recognizes that Seller and its stockholders may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company, the SCT Subsidiaries and their affiliates and successors to (i) retain and maintain such records and information until such time as Seller agrees in writing that such retention and maintenance is no longer necessary, and (ii) allow Seller and its stockholders (and their agents and representatives) to inspect, review and make copies of such records and information as they may deem necessary or appropriate from time to time. Buyer shall cause the Company to permit Seller and its stockholders to control any Tax audit for or covering any pre-Closing Tax period, and shall promptly forward and shall cause the Company to promptly forward to Seller and its stockholders all notices or other communications received with respect to any such Tax audit; provided that Seller shall promptly inform Buyer of any material development in any such Tax Audit and promptly provide Buyer with copies of any correspondence received from or sent to the relevant taxing authority in connection with any such Tax Audit.

(g) Seller shall be entitled to receive any refunds of any Taxes of the Company and the SCT Subsidiaries for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date, except (i) to the extent that any such refunds are taken into account in determining the Working Capital and (ii) occurs as a result of a carry back of a loss attributable to a post-Closing Tax period.

(h) The Parties acknowledge and agree that any income Tax deductions related to payments under the Management Incentive Compensation Program, whether paid at Closing or thereafter, shall be claimed by the S Corporation Parent on its income Tax Returns and the Parties shall not take any position inconsistent with this Section 7.8(h).

(i) Following the Closing, Buyer shall not amend any Tax Returns for taxable years or periods ending on or before the Closing Date without Seller’s prior written consent.

7.9 No Negotiation. Until such time, if any, as this Agreement is closed or terminated pursuant to Article XI, Seller will not, and will cause the Company not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buying Parties) relating to any transaction involving the sale of the Business or assets (other than in the ordinary course of business or with respect to the Divestiture) of the Company or any SCT Subsidiary, or any of the capital stock of the Company or any SCT Subsidiary, or any merger, consolidation, business combination, or similar transaction involving the Company or any SCT Subsidiary (other than with respect to the Divestiture).

7.10 Divestiture. Subject to any transition services or similar agreement entered into between the Company and the purchaser of Anchor Brake Shoe Company for the provision of administrative services, Seller will cause such purchaser to (a) acknowledge and agree that neither the Company nor any SCT Subsidiary nor Buying Parties will have any liability or obligation to indemnify purchaser with respect to Anchor Brake Shoe Company or its operations (“Anchor Obligations”) and (b) agree to defend any and all Anchor Obligations. In addition, the definitive agreement with respect to the Divestiture shall expressly provide that Buyer is a third party beneficiary of such agreement with respect to the Anchor Obligations. For a period not to exceed eighteen (18) months from the Closing Date, Buyer agrees to provide administrative or reasonable transition services to the third party buyer in connection with the Divestiture.

ARTICLE VIII

CONDITIONS

8.1 Conditions to the Obligations of the Buying Parties. The obligations of the Buying Parties to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date (except for representations and warranties qualified by materiality which shall be true and correct in all respects) except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) that those instances in which the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(b) the Company and Seller shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have occurred or be existing any fact, event or circumstance that would reasonably be expected to have a Material Adverse Effect; and

(d) the Company and Seller shall have delivered to Buyer a certificate executed by an executive officer of the Company on behalf of the Company and an executive officer of Seller on behalf of Seller, respectively, dated as of the Closing Date, certifying that the conditions specified in paragraphs (a), (b) and (c) immediately above have been satisfied.

8.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Buying Parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (ii) that those representations and warranties which by their terms are qualified by materiality shall be true in all respects, and (iii) those instances in which the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect;

(b) the Buying Parties shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date; and

(c) the Buying Parties shall have delivered to Seller a certificate, dated as of the Closing Date, and executed by an executive officer of Buyer on behalf of Buyer, certifying that the conditions specified in paragraphs (a) and (b) immediately above have been satisfied.

8.3 Conditions to Obligations of Buying Parties and Seller. The respective obligations of the Buying Parties and Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunction, Etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that prohibits or materially restricts the consummation of the purchase by, or the transfer by Seller to Buyer of the Shares; provided, however, that the benefits of this Section 8.3(a) shall not be available to a Party whose failure to fulfill its obligations pursuant to Sections 7.2 and 7.4 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree.

(b) Antitrust Approvals. All mandatory (i) waiting periods specified under the HSR Act or similar domestic or foreign Antitrust Laws with respect to the Transactions shall have elapsed or been terminated and (ii) approvals required under foreign Antitrust Laws with respect to the Transactions have been obtained, all of which are listed on Section 8.3(b) of the Buyer Disclosure Letter.

(c) Divestiture. The Divestiture shall have been completed on or before the Closing Date.

8.4 Frustration of Closing Conditions. Neither the Buying Parties nor Seller may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to consummate the Transactions, as required by and subject to Section 7.2.

ARTICLE IX

CLOSING

9.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article XI hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M., Chicago time, three (3) Business Days after all of the conditions to the Closing set forth in Article VIII hereof have been satisfied or waived, or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time being herein called the “Closing Date”).

9.2 The Buying Parties’ Deliveries to Seller. At the Closing, the Buying Parties shall deliver, or caused to be delivered, to Seller the following, in form and substance reasonably acceptable to Seller:

(a) a copy of the certificate of incorporation and bylaws, partnership agreement or analogous organizational document of each Buying Party, as amended, certified by the corporate secretary or assistant secretary of such Buying Party;

(b) a copy of the resolutions duly adopted by the Board of Directors of each Buying Party evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Transactions, certified by the corporate secretary or assistant secretary of such Buying Party;

(c) the Closing Payment in immediately available U.S. federal funds;

(d) the Escrow Agreement duly executed by the Buying Parties; and

(e) a certificate of an officer of each Buying Party (i) certifying the names and signatures of the officers of such Buying Party authorized to sign this Agreement and the other agreements relating hereto and (ii) certifying those matters set forth in Section 8.2 above.

9.3 The Buying Parties’ Delivery to Escrow Agent. At the Closing, the Buying Parties shall deliver or cause to be delivered, to Escrow Agent, the Escrow Amount in immediately available U.S. federal funds.

9.4 Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to the Buying Parties the following, in form and substance reasonably acceptable to the Buying Parties:

(a) a copy of the certificate of incorporation and bylaws, partnership agreement, operating agreement or analogous organizational document of Seller, the Company and each of the SCT Subsidiaries certified by the corporate secretary of such entity;

(b) certificates evidencing the Shares properly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer;

(c) certificates evidencing the Durox Shares properly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer;

(d) certificates of good standing dated not more than thirty (30) days prior to the Closing Date with respect each of Seller, the Company and the SCT Subsidiaries (other than Standard Car Truck of Canada, Inc. and SCT Europe Ltd.) from the Secretary of State (or other appropriate governmental official) of the state, province or country of its formation if such certificates or analogous documents are issued by the appropriate Governmental Authority;

(e) a certificate of an officer of the Company (i) certifying the names and signatures of the officers of the Company authorized to sign this Agreement and any other agreements relating hereto and (ii) certifying those matters set forth in Section 8.1 above;

(f) a certificate of an officer of Seller (i) certifying the names and signatures of the officers of Seller authorized to sign this Agreement and any other agreements relating hereto and (ii) certifying those matters set forth in Section 8.1 above;

(g) a copy of the resolutions duly adopted by the Board of Directors of the Company and Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Transactions, certified by the corporate secretary of the Company and Seller, respectively;

(h) noncompetition agreements in substantially the form attached hereto as Attachment II, from each of H.S. Russell, Patricia Russell and Diana Terlato;

(i) non-competition agreements in substantially the form attached hereto as Attachment III duly executed by each of Rick Mathes, Dan Schroeder, Mark Pace, Mickey Korzeniowski and David Watson;

(j) non-competition agreements in substantially the form attached hereto as Attachment IV duly executed by each of David East, Donald Popernick, Wilson Pak, Phillip Lindsell, Andrew Haas and Paul Bumby;

(k) the Escrow Agreement duly executed by Seller;

(l) written resignations of the officers and directors of the Company and the SCT Subsidiaries;

(m) payoff letters and release and termination of all Liens associated with all debt for borrowed money owed to any bank or other financial institution by the Company and the SCT Subsidiaries, each in a form reasonably satisfactory to Buyer; and

(n) evidence reasonably satisfactory to Buyer that Seller and/or the S Corporation Parent has withheld and/or reported any Taxes required to be withheld and/or reported in connection with the Management Incentive Payment.

ARTICLE X

INDEMNIFICATION

10.1 Agreement to Indemnify.

(a) Subject to the limitations provided in this Article X and in Sections 7.6 and 10.11, Seller shall indemnify and hold harmless the Buying Parties and their respective Affiliates, the Company and any SCT Subsidiary (collectively, the “Buyer Indemnitees”) to the extent set forth in this Article X in respect of any Losses incurred by Buyer Indemnitees as a result of any (i) inaccuracy or misrepresentation in any representation or warranty of the Company or Seller made herein, (ii) breach of or failure to perform any covenant, agreement or obligation of the Company or Seller in this Agreement or any agreement, document or certificate delivered hereunder, (iii) Asbestos Claims (but only with respect to Asbestos Losses), (iv) Designated Claim I (but only with respect to Designated Losses), (v) Designated Claim II (but only with respect to Designated Losses) or (vi) Designated Environmental Conditions (but only with respect to Designated Environmental Losses).

(b) Notwithstanding the foregoing paragraph (a):

(i) Seller shall not be liable under Section 10.1(a): (A) for any Losses (other than any Designated Losses with respect to Designated Claim I) in respect of any claim (or group of directly related claims) subject to Section 10.1(a) having an aggregate value of not more than $5,000 (“Qualified Claims”), and (B) until all Losses in respect of all Qualified Claims exceed $1,500,000 in the aggregate (the “Minimum Amount”), and thereafter Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for Qualified Claims to the extent in excess of the Minimum Amount. Notwithstanding the foregoing, any Designated Losses with respect to Designated Claim I and any Asbestos Losses with respect to the Asbestos Claims described on Exhibit I shall not be subject to the Minimum Amount.

(ii) Other than with respect to (a) fraud by Seller, (b) Section 7.8(d), and (c) Section 11.2, the aggregate liability of Seller and its Affiliates for all Losses under this Agreement and any agreement, document or certificate delivered herewith and the Transactions shall not exceed the amount held in the Escrow Fund (the “Maximum Amount”) and the rights of Buyer Indemnitees to assert claims against the Escrow Fund under this Article X shall be the sole and exclusive remedy of Buyer Indemnitees for any breach of this Agreement, the Asbestos Claims, Designated Claims, Designated Environmental Conditions or the Transactions contemplated hereby.

(iii) Buyer shall not be entitled to indemnification for any Losses under Section 10.1(a)(i) in the event that Seller can prove by a preponderance of the evidence that Mark Cox, David M. Seitz or Pat Dugan (i) had actual knowledge prior to the Closing of facts which clearly and obviously constitute a breach by the Company or Seller of a representation or warranty made in this Agreement, (ii) had an actual understanding prior to the Closing that such facts constitute a breach of a representation or warranty by the Company or Seller under this Agreement, and (iii) fails to disclose such knowledge to the Company and Seller prior to the Closing.

(iv) IN NO EVENT SHALL SELLER OR ITS AFFILIATES HAVE ANY LIABILITY OR OBLIGATION TO INDEMNIFY ANY BUYER INDEMNITEE FOR CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, SPECULATIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, PUNITIVE DAMAGES, DIMINUTION IN VALUE, LOST PROFITS OR SIMILAR ITEMS; PROVIDED, HOWEVER, THAT INCIDENTAL DAMAGES, INDIRECT DAMAGES, PUNITIVE DAMAGES, DIMINUTION IN VALUE, LOST PROFITS OR SIMILAR ITEMS PAID TO AN UNAFFILIATED THIRD PARTY OF ANY PARTY HERETO WILL BE DEEMED TO BE DIRECT LOSSES UNDER THIS AGREEMENT AND NOT INCLUDED IN THIS EXCEPTION; and

(v) Seller shall have no liability to indemnify any Buyer Indemnitee for any Losses (A) related to any liability that is reflected or reserved for (i) in the calculation of Working Capital or (ii) on the Financial Statements or the Final Closing Balance Sheet, (B) as

set forth in Section 10.1(b)(iii), (C), except with respect to actions taken by Buying Parties pursuant to this Agreement, to the extent arising as a result of any action taken or omitted to be taken by any Buying Party or their respective Affiliates (including failure to comply with the Asbestos Protocol or the Designated Environmental Conditions Protocol), or (D) to the extent arising from a change in Law that becomes effective after the Closing Date.

(c) Buying Parties jointly and severally shall indemnify and hold harmless Seller and its Affiliates (collectively the “Seller Indemnitees” and, together with Buyer Indemnitees, the “Indemnitees”) to the extent set forth in this Article X in respect of any and all Losses incurred by any Seller Indemnitee: (i) as a result of any inaccuracy or misrepresentation in any representation or warranty of a Buying Party made herein or any breach of or failure to perform any covenant, agreement or obligation of any Buying Party in this Agreement or any agreement, document or certificate delivered hereunder; or (ii) except as specifically permitted in Article X, as a result of liabilities of the Company and its Subsidiaries, including liabilities arising from matters, facts and circumstances set forth in the Disclosure Letter to Article IV hereof. IN NO EVENT SHALL THE BUYER OR ITS AFFILIATES HAVE ANY LIABILITY OR OBLIGATION TO INDEMNIFY ANY SELLER INDEMNITEE FOR CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, SPECULATIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, PUNITIVE DAMAGES, DIMINUTION IN VALUE, LOST PROFITS OR SIMILAR ITEMS; PROVIDED, HOWEVER, THAT INCIDENTAL DAMAGES, INDIRECT DAMAGES, PUNITIVE DAMAGES, DIMINUTION IN VALUE, LOST PROFITS OR SIMILAR ITEMS PAID TO AN UNAFFILIATED THIRD PARTY OF ANY PARTY HERETO WILL BE DEEMED TO BE DIRECT LOSSES UNDER THIS AGREEMENT AND NOT INCLUDED IN THIS EXCEPTION.

10.2 Survival of Representations and Warranties. All representations and warranties shall survive the Closing and expire on the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.1 (Corporate Existence), 4.2 (Corporate Authority), 4.4 (Capitalization), 5.1 (Corporate Existence) and 5.2 (Corporate Authority and Ownership) shall survive until the ten (10) year anniversary of the Closing Date, (ii) the representation and warranties contained in Sections 4.13 (Tax Matters), 4.15 (Employee Benefit Plans) and 4.18 (Environmental Matters) shall survive until the five (5) year anniversary of the Closing Date and (iii) claims of fraud by Seller with respect to its representations and warranties shall survive for the applicable statute of limitations. The covenants, agreements or obligations of the Parties hereto shall survive the Closing and expire on the first anniversary of the Closing Date, unless a different term is expressly specified. All claims for indemnification of Designated Environmental Losses shall survive the Closing and expire on the five (5) year anniversary of the Closing Date. All claims for indemnification of Asbestos Losses shall survive the Closing and expire on the ten (10) year anniversary of the Closing Date. All claims for indemnification of Designated Losses shall survive the Closing and shall expire at such time that the applicable U.S. Proceedings referred to in the definition of Designated Claims shall have ended conclusively and no right to appeal shall exist with respect to such U.S. Proceeding or the Complaint. Any cause of action for any inaccuracy, misrepresentation, failure or breach of a representation or warranty, covenant, agreement or obligation (including any indemnification obligation for any Asbestos Loss, Designated Environmental Loss or Designated Loss) contained herein shall expire and terminate unless the Party claiming that such inaccuracy, misrepresentation, failure, breach or obligation occurred delivers to the other Party written notice and a reasonably detailed explanation of the alleged inaccuracy, misrepresentation, failure, breach or obligation on or before 5:00 P.M., Chicago time, on the date on which such representation or warranty, covenant, agreement or obligation expires pursuant to this Section 10.2.

10.3 Notice of Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to Section 10.1 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying Party (the “Indemnifying Party”) written notice within thirty (30) days of its becoming aware thereof (but prior to the expiration of the survival period specified in Section 10.2 for the relevant representation, warranty, covenant, agreement, or obligation), which notice shall specify in reasonably sufficient detail the facts alleged to give rise to a claim for indemnification and the amount the Indemnitee seeks hereunder from the Indemnifying Party, together with such information as may be necessary for the Indemnifying Party to determine whether the limitations in Section 10.1(b)(i), have been satisfied; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligations under this Article X except to the extent the Indemnifying Party has been prejudiced by the failure. If the Indemnifying Party contests the assertion of a claim, the Parties covenant and agree to use their commercially reasonable efforts to resolve their dispute with respect to such claim.

10.4 Defense of Claims. Subject to the last sentence of this Section 10.4, in connection with any claim for which indemnification has been sought under this Article X resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a Party hereto (a “Third Party Claim”), the Indemnifying Party may assume the defense of any such Third Party Claim (unless such Indemnitee elects not to seek indemnity hereunder for such Third Party Claim), upon written notice to the relevant Indemnitee. If the Indemnifying Parties shall have assumed the defense of any Third Party Claim in accordance with this Section 10.4, the Indemnifying Parties shall be authorized to settle, or consent to the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof (less any unapplied portion of the Minimum Amount and up to the Maximum Amount); provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such Third Party Claim. Each Indemnitee shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim being defended by the Indemnifying Parties pursuant to this Section 10.4. The assumption of any defense hereunder by an Indemnifying Party shall not be deemed an admission of responsibility for the Third Party Claim. If the Indemnifying Parties do not assume the defense of any Third Party Claim in accordance with the terms of this Section 10.4, the Indemnitee must defend against such Third Party Claim. The Indemnitee shall not pay, or permit to be paid, any part of a settlement or a judgment arising from a Third Party Claim unless the Indemnifying Parties consent in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnitee for such Third Party Claim; provided, however, (a) that the Indemnifying Party shall respond no later than the earlier of (i) ten (10) Business Days or (ii) the response deadline required by the terms of such settlement offer (provided the Indemnifying Party is given reasonable advance notice of the deadline) with respect to its consent to such settlement or judgment and (b) if Seller is the Indemnifying Party such consent (or withholding of consent) shall be given by the Seller Representative. If the Indemnitee assumes the defense of any Third Party Claim in accordance with this Section 10.4 and proposes to settle such Third Party Claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement negotiations or assume or reassume the defense of such Third Party Claim. Any Asbestos Claims described on Exhibit I shall be handled in accordance with the procedures described in Exhibit I.

10.5 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnitee (unless the Indemnifying Party has the exclusive right to settle or compromise under Section 10.4) or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.4 shall also be binding upon the Indemnifying Party or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnitee as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnitee will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, (a) that the Indemnifying Party shall respond no later than the earlier of (i) ten (10) Business Days or (ii) the response deadline required by the terms of such settlement offer (provided the Indemnifying Party is given reasonable advance notice of the deadline) with respect to its consent to such settlement or judgment and (b) if Seller is the Indemnifying Party, such consent (or withholding of consent) shall be given by the Seller Representative. Any Asbestos Claims described on Exhibit I shall be handled in accordance with the procedures described in Exhibit I.

10.6 Subrogation and Mitigation. To the extent that any Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of any Indemnitee against third parties, including all rights relating to claims under any insurance, contracts, common law or otherwise. Such Indemnitee (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further protect such subrogation rights. The Indemnitee shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

10.7 Environmental Actions.

(a) With respect to the Designated Environmental Conditions, Buying Parties shall not, directly or indirectly, initiate any communication with any Governmental Authority authorized to enforce any Environmental Laws or any other Person unless (i) Buying Parties are required to do so under applicable Environmental Law and such communication is limited to those issues addressed in the applicable Environmental Laws or (ii) approved by Seller (in Seller’s reasonable discretion) after Seller has received reasonable prior notice of Buying Parties’ intended communications. Buying Parties shall provide Seller with reasonable prior notice of actions or communications to or from any Governmental Authority or other Person that are reasonably likely to result in any Designated Environmental Losses, and shall provide full access to information at Buyer’s disposal regarding such claims. Nothing in this Agreement will be construed as an admission by any Party of any Losses under the Environmental Laws. None of the Buying Parties or their respective Affiliates, nor any of their consultants, contractors, agents or representatives shall perform or undertake after the Closing Date any investigation or sampling of any Hazardous Substance or contaminants in, on, at, upon or under any surface soil, subsurface soil, surface water, groundwater, building material or any other media of any form or type in, at, upon, under or from the Real Property (collectively “Media”), except to the extent that Buyer, in its sole discretion, concludes that an investigation and/or sampling of any Media is (a) reasonably required in connection with a future sale of the Real Property by Buyer to a bona fide third party purchaser; (b) reasonably required in connection with a bona fide third party financing transaction in which Buyer or any of its Affiliates is the borrowing entity; (c) warranted by any future construction or development on the Real Property by Buyer (and then only to the extent related to the area of construction or development); (d) required by Law; or (e) reasonably required in connection with a response to a bona fide Third Party Claim asserting liability for the Release of Hazardous Substances in, at, upon, under or from the Real Property.

(b) To the extent that any environmental, health and safety compliance equipment costs and corrective action activity costs related to the Designated Environmental Conditions are incurred (“Environmental Work”):

(i) The Environmental Work shall be performed in a manner employing the most cost effective reasonable means available that are acceptable to the applicable Governmental Authority, including, for example, the development of site specific clean-up standards, risk assessment, utilization of performance standards (e.g., capping) and/or institutional controls. Except as may be required by applicable Law, all Environmental Work shall take into account and be based on the industrial use of the affected Real Property.

(ii) The Environmental Work shall include only the equipment and activities that are legally required to bring the Company and affected Real Property into compliance with Environmental Laws for the Business as it was conducted as of the Closing Date.

(iii) Management of the Buyer shall control and direct such environmental consultants and contractors in the performance of the Environmental Work.

(c) If either Seller or Buyer disagrees as to whether any particular cost or activity is included within the scope of the Environmental Work, as to whether any particular non-compliance issue or release of Hazardous Substances existed pre-Closing, or as to whether any cost or activity is required by Designated Environmental Conditions or satisfies the conditions of subparts (i) or (ii) above, then either Party can elect to have the issue decided by an independent third party expert mutually agreed to by the Parties. If the Parties cannot mutually agree on the selection and retention of a third party environmental expert, then either Party can elect to have the issue decided in accordance with subparagraph (e) below.

(d) The Escrow Fund shall be the sole source for the satisfaction of all Designated Environmental Losses. Buyer Indemnitee’s sole recourse against Seller related to environmental matters and environmental claims or liabilities, including all Designated Environmental Losses arising from or relating in any way to any Designated Environmental Conditions, shall be the Escrow Fund and Seller shall have no obligation to Buyer for any environmental matters and environmental claims or liabilities, including all Designated Environmental Losses arising from or relating in any way to any Designated Environmental Conditions, beyond the Escrow Fund.

(e) In the event of a disagreement between the Parties on who the expert should be, the Parties will select a nationally recognized third party expert with no material relationship with any Party by lot. The decision of the third party expert shall be final and binding upon the Parties. The fees and expenses of such third party expert retained pursuant to this Section 10.7 as a result of any dispute related to the Environmental Work shall be equitably allocated by such third party expert based on the accuracy of the Parties’ positions relative to the final determination by such third party expert.

10.8 Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article X shall be computed net of any insurance proceeds or other recoveries actually received by any Indemnitee in connection with such Losses and net of any Tax benefits arising by reason of any such Loss. Each Indemnitee shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnitee (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnitee with respect thereto, the Indemnitee (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

10.9 Tax Treatment. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes, as between Buyer and Seller, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or Governmental Authority interpretations thereof.

10.10 Escrow Amount.

(a) On the Closing Date, Seller, Buyer and Escrow Agent shall enter into an Escrow Agreement providing for the formation of an escrow fund. In order to secure Seller’s indemnity obligations to Buyer under this Agreement, the Escrow Amount shall be deposited by wire transfer into an account designated by Escrow Agent in accordance with Section 2.3 to be held in escrow pursuant to the terms of the Escrow Agreement (the amount held in escrow as reduced from time to time pursuant to this Section 10.10 and this Article X, is hereinafter referred to as the “Escrow Fund”).

(b) Pursuant to the Escrow Agreement and subject to Section 10.11, the Escrow Amount shall be released from the Escrow Fund as follows:

(i) On the eighteen (18) month anniversary of the Closing Date (the “First Distribution Date”), Escrow Agent shall distribute to Seller an amount from the Escrow Fund equal to Fifteen Million Dollars ($15,000,000) less the sum of (x) any portion of the Escrow Fund previously distributed to Buyer on or prior to the First Distribution Date, (y) any amounts to satisfy a claim for indemnification made by Buyer under Section 10.1(a)(i), (ii), (iv) or (v) prior to the First Distribution Date but which remains pending as of the First Distribution Date (to the extent such amount is reasonably estimable) and (z) any pending Asbestos Claims described on Exhibit I (to the extent such amount is reasonably estimable). If on the First Distribution Date, there are Asbestos Claims (other than any Asbestos Claims described on Exhibit I) that all of the Company’s insurers are unwilling or unable to fully insure or indemnify (as opposed to providing coverage with a reservation of rights) after proper notice of such claim has been made to the insurers, then in that event only $7,500,000 as adjusted pursuant to subsections (x), (y) and (z) shall be distributed from the Escrow Fund by Escrow Agent to Seller on the First Distribution Date; provided, however, that in the event Seller is able to obtain a final, non-appealable judgment against the Company’s insurers awarding Seller 100% of the damages associated with such Asbestos Claims and the Buyer Indemnitees have reasonable assurance that the Company’s insurers (either jointly or severally) are liable for coverage of such Asbestos Claims and are financially able to honor any liability with respect to such Asbestos Claims, then, upon Seller providing Buyer with satisfactory evidence establishing the foregoing, the Escrow Agent shall distribute to Seller an additional amount from the Escrow Fund equal to Seven Million Five Hundred Thousand Dollars ($7,500,000).

(ii) On the fifth (5th) anniversary of the Closing Date (the “Second Distribution Date”), Escrow Agent shall distribute to Seller an amount from the Escrow Funds equal to (i) Five Million Dollars ($5,000,000) or (ii) if less than Five Million Dollars ($5,000,000) is then remaining in the Escrow Fund, all remaining amounts from the Escrow Fund, if on the Second Distribution Date Asbestos Losses paid as of the Second Distribution Date are equal to or less than One Million Dollars ($1,000,000) less (x) any amounts to satisfy a claim for indemnification made by Buyer under Section 10.1(a)(i), (ii), (iv) or (v) prior to the Second Distribution Date but which remains pending as of the Second Distribution Date (to the extent such amount is reasonably estimable) and (y) any pending Asbestos Claims described on Exhibit I (to the extent such amount is reasonably estimable). If on the Second Distribution Date, (i) Asbestos Losses (other than any Asbestos Claims described on Exhibit I) paid as of the Second Distribution Date are greater than One Million Dollars ($1,000,000) or (ii) there are Asbestos Claims that all of the Company’s insurers are unwilling or unable to fully insure or indemnify (as opposed to providing coverage with a reservation of rights) after proper notice of such claim has been made to the insurers, then no distributions from the Escrow Fund shall be made by Escrow Agent to Seller on the Second Distribution Date; provided, however, that in the event Seller is able to obtain a final, non-appealable judgment against the Company’s insurers awarding Seller 100% of the damages associated with such Asbestos Claims and the Buyer Indemnitees have reasonable assurance that the Company’s insurers (either jointly or severally) are liable for coverage of such Asbestos Claims and are financially able to honor any liability with respect to such Asbestos Claims, then, upon Seller providing Buyer with satisfactory evidence establishing the foregoing, the Escrow Agent shall distribute to Seller that portion of the Escrow Fund retained with respect to the Asbestos Claims.

(iii) On the tenth (10th) anniversary of the Closing Date (the “Final Distribution Date”), Escrow Agent shall distribute to Seller all remaining amounts from the Escrow Fund less any amounts reasonably necessary to satisfy a claim for indemnification made by Buyer under Section 10.1(a)(i) prior to the Final Distribution Date, but which remain pending as of the Final Distribution Date.

(c) In the event of a disagreement between the Parties on the reasonable estimate of any amounts to satisfy a claim for indemnification made by Buyer under Section 10.1(a)(i), (ii), (iv) or (v), or with respect to the Asbestos Claims described in Exhibit I, prior to the First Distribution Date or the Second Distribution Date but which remains pending as of the First Distribution Date or the Second Distribution Date, as the case may be, the Parties will select a third party expert with no material relationship with any Party by lot to determine the reasonable estimated amount of such pending claim within thirty (30) days following the Parties’ submission of the claim to such expert. The decision of the third party expert shall be final and binding upon the Parties and the estimated amount determined by the third party expert shall remain in the Escrow Fund pending resolution of the indemnification claim in accordance with Article X. The fees and expenses of such third party expert retained pursuant to this Section 10.10(c) shall be equitably allocated by such third party expert based on the accuracy of the Parties’ positions relative to the final determination of the estimated amount by such third party expert.

10.11 Asbestos Losses, Designated Losses and Designated Environmental Losses.

(a) Notwithstanding anything in this Article X to the contrary and subject to Section 10.1, Buyer Indemnitees shall only be entitled to indemnification for Asbestos Claims to the extent any of the Company, any SCT Subsidiary or Buying Parties have actually paid Asbestos Losses to unaffiliated third parties prior to the First Distribution Date, the Second Distribution Date or the Final Distribution Date, as applicable. More specifically, and for the avoidance of doubt, to the extent there are any pending Asbestos Claims as of the First Distribution Date, the Second Distribution Date or the Final Distribution Date pursuant to which the Company, any SCT Subsidiary or Buying Parties have not paid any Asbestos Losses prior to the First Distribution Date, the Second Distribution Date or the Final Distribution Date, as applicable, Buyer Indemnitees shall not be entitled to retain any portion of the Escrow Fund with respect to such Asbestos Claims. The Buying Parties shall, and shall cause the Company and the SCT Subsidiaries to, comply with the Asbestos Protocol and with the protocol described on Exhibit I as of and from the Closing Date.

(b) Notwithstanding anything in Article X to the contrary and subject to Section 10.1, Buyer Indemnitees shall only be entitled to indemnification for Designated Environmental Conditions to the extent any of the Company, any SCT Subsidiary or Buying Parties have actually paid Designated Environmental Losses to unaffiliated third parties prior to the Second Distribution Date. In addition, and for the avoidance of doubt, to the extent there are any pending Third Party Claims with respect to Designated Environmental Conditions as of the First Distribution Date or Second Distribution Date, the Buyer Indemnitees shall be entitled to retain that portion of the Escrow Fund with respect to such pending Third Party Claims relating to the Designated Environmental Conditions equal to a reasonable estimate of the costs related to remediation based on a report or recommendation prepared by a nationally recognized third party expert selected in accordance with Section 10.7(e). The Buying Parties shall, and shall cause the Company and the SCT Subsidiaries, to comply with the Designated Environmental Conditions Protocol as of and from the Closing Date.

10.12 Exclusive Remedy. Except as set forth in Section 13.9 or as specifically provided in this Agreement and except for fraud, the indemnification provisions in Section 7.8 and in Article X of this Agreement shall provide the sole and exclusive remedy of the Buying Parties with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, any agreement, document or certificate delivered herewith or therewith, the Transactions, the Business, the Company and the SCT Subsidiaries and any of their assets and liabilities.

ARTICLE XI

TERMINATION

11.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned prior to Closing:

(a) by mutual written consent of the Parties hereto;

(b) by Buyer or Seller, by written notice to the other if:

(i) the Closing shall not have been consummated on or before the Termination Date, unless extended by written agreement of the Parties hereto; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or

(ii) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the Transactions or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable.

(c) by Buyer:

(i) if the condition set forth in Sections 8.1 shall not have been satisfied on or prior to the Termination Date; or

(ii) if all of the conditions set forth in Article VIII shall have been satisfied and Seller shall not have made all of the deliveries required by Section 9.4 on or before ten (10) days following the date designated for Closing pursuant to Section 9.1; or

(d) by Seller:

(i) if the condition set forth in Section 8.2 shall not have been satisfied on or prior to the Termination Date; or

(ii) if all of the conditions set forth in Article VIII shall have been satisfied and (i) the Buying Parties shall not have made all of the deliveries required by Section 9.2 or Section 9.3 on or before ten (10) days following the date designated for Closing pursuant to Section 9.1.

11.2 Effect of Termination. In the event of any termination of the Agreement as provided in Section 11.1 above, then all further obligations of the Parties under this Agreement shall terminate without further liability on the part of any Party to the others, other than (a) with respect to the obligations of the Buying Parties and Seller under the Confidentiality Letter and Sections 7.3, 11.2, 12.1, 12.2, and 13.3 of this Agreement, (b) liability for any intentional or fraudulent misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising pursuant to this Agreement, including failing to consummate the transactions contemplated hereby and (c) specific performance as contemplated in Section 13.9. Nothing herein nor any termination hereof shall limit the right of the non-breaching Party to seek specific performance and all other remedies available at Law or equity. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

ARTICLE XII

GUARANTEE

12.1 Buyer Guarantee. In the event that Buyer designates a Designated Buyer, Buyer hereby unconditionally and absolutely guarantees to Seller the prompt and full payment and performance of all covenants, agreements and other obligations of Buyer hereunder, including Buyer’s indemnification obligations pursuant to Article X. The foregoing guarantee shall be direct, absolute, irrevocable and unconditional and shall not be impaired irrespective of any modification, release, supplement, extension or other change in the terms of all or any of the obligations of Buyer hereunder, including payment of the Purchase Price or for any other reason whatsoever. Buyer hereby waives any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Seller exhaust any right or take any action against Buyer in respect of any of their obligations hereunder. The Parties hereto agree that any third party beneficiaries to this Agreement shall be a third party beneficiary of, shall be entitled to rely on and shall be entitled to enforce the provisions of this Section 12.1.

12.2 Joint and Several Obligations. All obligations of the Buying Parties and each of them under this Agreement and in connection with the Transactions shall be joint and several, regardless of whether specifically stated in each instance.

ARTICLE XIII

MISCELLANEOUS AGREEMENTS OF THE PARTIES

13.1 Notices. All notices and other communications provided for hereunder shall be in writing and deemed given if (i) delivered personally, (ii) sent by facsimile, with conforming copy sent as set forth in clause (iii), or (iii) sent by Federal Express, DHL, UPS or overnight courier (providing proof of delivery) to the Parties, in each case at the following addresses:

If to any Buying Party:

Westinghouse Air Brake Technologies Corporation 1001 Air Brake Avenue Wilmerding, PA 15148 Attention: Legal Department Fax: 412-825-1305

with a copy to:

Reed Smith LLP 435 Sixth Avenue Pittsburgh, PA 15219 Attention: David L. DeNinno Fax: 412-288-3063

If to Seller prior to Closing:

Robclif, Inc. 865 Busse Highway Park Ridge, IL 60068 Attention: Richard A. Mathes Fax: 847-692-7404

with a copy to:

McDermott Will & Emery LLP 227 West Monroe Street Chicago, IL 60606
Attention:	Michael R. Fayhee, P.C. John P. Tamisiea
Fax.: 312-984-7700

If to Seller or Seller Representative following Closing:

Robclif, Inc. 74 Pondsbury Road Mount Pleasant, SC 29464 Attention: H.S. Russell Fax: 843-216-3986

with a copy to:

McDermott Will & Emery LLP 227 West Monroe Street Chicago, IL 60606
Attention:	Michael R. Fayhee, P.C.
John P. Tamisiea
Fax.: 312-984-7700

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, or (b) if delivered by overnight courier, on the date delivered as established by return receipt or courier service confirmation or the date on which the return receipt or courier service confirms that acceptance of delivery was returned by the addressee. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.

13.2 Transfer Taxes. Buyer and Seller shall each be responsible for the payment of fifty percent (50%) of any sales and transfer Taxes that may be payable with respect to the consummation of the Transactions and, to the extent any exemptions from such Taxes are available, Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

13.3 Expenses. Subject to Section 13.2, Seller, Seller on behalf of the Company and the Buying Parties shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, except that the Buying Parties shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws.

13.4 Non-Assignability. This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise by any Party hereto without the express prior written consent of the other Parties, and any attempted assignment, without such consents, shall be null and void. Notwithstanding the foregoing and subject to Article XII, Buyer may assign its rights under this Agreement to a Designated Buyer without the prior consent of Seller.

13.5 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party hereto of any condition to this Agreement or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition of this Agreement or subsequent breach.

13.6 Third Parties. Except for the rights provided in Sections 7.5 and 7.7 and Article XII, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto.

13.7 Currency. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.

13.8 Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other document delivered pursuant to this Agreement shall be determined under, governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws. Each of the Parties agrees that if any dispute is not resolved by the Parties, it shall be resolved only in the courts of the State of Illinois sitting in Cook County or the United States District Court for the Northern District of Illinois and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally (a) submits for itself and its property in any action relating to this Agreement or any document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts, and agrees that all claims in respect of any such action shall be heard and determined in such Illinois state court or, to the extent permitted by Law, in such federal court; (b) consents that any such action may and shall be brought in such Proper Court and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such Proper Court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any document delivered pursuant to this Agreement, or its performance under or the enforcement of this Agreement or any document delivered pursuant to this Agreement; (d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 13.1; and (e) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Illinois.

13.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties hereto agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved Party may be without an adequate remedy at law. The Parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings exclusively in the Proper Court to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and to obtain reasonable attorneys’ fees, without bond or other security being required. By seeking or obtaining any such relief, the aggrieved Party will not be precluded from seeking or obtaining any other relief to which it may be entitled at Law or in equity.

13.10 Entire Agreement. This Agreement, the Disclosure Letter hereto and Exhibits, Schedules and agreements referred to herein (including the Confidentiality Letter) set forth the entire understanding of the Parties hereto as to matters not expressly excepted or excluded herefrom.

13.11 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only, are for convenience only and not deemed to be a part of this Agreement and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) reference to any agreement (including this Agreement), document, schedule, exhibit or instrument means such agreement, document, schedule, exhibit or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and, if applicable, the terms hereof;

(h) references to a Person are also to its permitted successors and assigns;

(i) reference to a Person in a particular capacity excludes such Person in any other capacity or individually; and

(j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

13.12 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Buying Parties and Seller hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the Parties agree to abide by such court’s determination. If any such provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

13.13 Disclosure Letter. Any information disclosed pursuant to a particular section of the Disclosure Letter hereto shall be deemed to be disclosed with respect to any other section of the Disclosure Letter to which it is reasonably apparent that the information is applicable to such section of the Disclosure Letter and corresponding representation and warranty, notwithstanding the omission of a cross-reference thereto. Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any agreement, document or instrument entered into or delivered in connection with the Transactions (the “Ancillary Agreements”) nor the inclusion of any specific item or matter in the Disclosure Letter or any schedule to any Ancillary Agreement is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, shall not be employed as a point of reference in determining any standard of materiality under this Agreement and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement or any Ancillary Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Ancillary Agreement nor the inclusion of any specific item or matter in the Disclosure Letter or any schedule to any Ancillary Agreement is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business and no Party shall use the fact or the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Ancillary Agreement.

13.14 Language. Seller and the Buying Parties agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against Seller or the Buying Parties. Each of Seller and the Buying Parties and their respective counsel have reviewed and negotiated the terms of this Agreement.

13.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

*    *    *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Alvaro Garcia-Tunon
Name:	Alvaro Garcia-Tunon
Title:	Senior Vice President, Chief Financial Officer and Secretary

STANDARD CAR TRUCK COMPANY

By:	/s/ Richard A. Mathes
Name:	Richard A. Mathes
Title:	President

ROBCLIF, INC.

By:	/s/ H.S. Russell
Name:	H.S. Russell
Title:	Vice President

Exhibit/Schedule List for SCT Stock Purchase Agreement*

Exhibits

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Seller Disclosure Letter

Section 1.1 Permitted Liens

Section 4.3 Absence of Conflicts

Section 4.4 Capitalization

Sections 4.5 SCT Subsidiaries

Section 4.6 Governmental Approvals; Consents

Section 4.7 Financial Statements

Section 4.8 Absence of Changes

Section 4.9 Real Property

Section 4.10 Contracts

Section 4.11 Litigation

Section 4.12 Intellectual Property Rights

Section 4.13 Tax Matters

Section 4.14 Labor Matters

Section 4.15(a) Employee Benefit Plans

Section 4.17 Title to Assets

Section 4.18 Environmental Matters

Section 4.19 Insurance

Section 4.20 Undisclosed Liabilities

Section 4.21 Related Party Transactions

Section 4.22 Product Warranties

Section 4.23 Product Liability

Section 4.24 Finders; Brokers

Section 7.1 Operation of the Business

4.7 (i) Consolidated Financial Statements and Report of Independent Certified Public Accountants Standard Car Truck Company and Subsidiaries December 31, 2007 and 2006

4.7 (ii) Balance Sheet 6/30/08

4.7 (iii) Income Statement 6/30/08

4.7 (iv) Cash Flow Statement 6/30/08

4.10 (iii) 2 Outstanding Letters of Credit 7/8/08

4.12 List of Patents and Trademarks

Section 4.15 (e) Schedule of Employee Compensation

Section 4.15 (e) Leave Schedule

4.22-2 SCT QER Report as of 8/22/08

4.22-3 Triangle QER Report as of 8/22/08

4.22-4 Durox QER Report as of 8/22/08

Buyer Disclosure Letter

Section 8.3(b) Antitrust approvals

Attachment I – Escrow Agreement

Attachment II Wabtec Corporation Non-Competition and Confidentiality Agreement

Attachment III – Wabtec Corporation Employee Non-Competition and Confidentiality Agreement

Attachment IV – Wabtec Corporation Employee Non-Competition and Confidentiality Agreement

*	The schedules and exhibits to this agreement have been omitted. A copy of the omitted schedule and exhibits will be provided to the Securities and Exchange Commission upon request.